UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chipotle Mexican Grill, Inc.

1401 Wynkoop Street, Suite 500

Denver, CO 80202

April 2, 2018

DEAR SHAREHOLDER:

You are cordially invited to attend the annual meeting of shareholders of Chipotle Mexican Grill, Inc., which will be held on May 22, 2018 at 8:00 a.m. local time at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado. Details of the business to be conducted at the annual meeting are given in the notice of meeting and proxy statement that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was sent to you.

Sincerely,

/s/ Brian Niccol

  Chief Executive Officer

NOTICE OF MEETING

The 2018 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be held on May 22, 2018 at 8:00 a.m. local time at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado.

Shareholders will consider and take action on the following matters:

1.	Election of the nine directors named in this proxy statement, Al Baldocchi, Paul Cappuccio, Steve Ells, Neil Flanzraich, Robin Hickenlooper, Kimbal Musk, Ali Namvar, Brian Niccol and Matthew Paull, each to serve a one-year term;

2.	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (or “say-on-pay”);

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018;

4.	A proposal to approve the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, to authorize the issuance of an additional 1,270,000 shares of common stock under the plan and make other changes to the terms of the plan;

5.	A shareholder proposal, if properly presented at the meeting; and

6.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this notice.

The record date for the meeting has been fixed by the Board of Directors as the close of business on March 23, 2018. Shareholders of record at that time are entitled to vote at the meeting.

If you would like to attend the meeting in person, you will need to obtain an admission ticket in advance. You can obtain a ticket by following the instructions beginning on page 60.

By order of the Board of Directors

/s/ Steve Ells

Executive Chairman of the Board

April 2, 2018

Please execute your vote promptly by following the instructions included on the Notice of Internet Availability of Proxy Materials that was sent to you, or as described under “How do I vote?” beginning on page 1 of the accompanying proxy statement.

Proxy Statement Summary

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND BOARD RECOMMENDATIONS
1. Election of nine Directors (page 6)	For
2. Say on Pay (page 21)	For
3. Ratification of Ernst & Young LLP as independent auditors (page 22)	For
4. Approval of Amended and Restated 2011 Stock Incentive Plan (page 25)	For
5. Shareholder proposal (page 32)	AGAINST

2018 BOARD HIGHLIGHTS

NAME	YEARS OF SERVICE	INDEPENDENT	BOARD RECOMMENDATION	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Albert Baldocchi	21	Yes	FOR	Chairperson†
Paul T. Cappuccio	1	Yes	FOR	✓		Chairperson
Steve Ells Executive Chairman	22	No	FOR
Neil Flanzraich Lead Independent Director	11	Yes	FOR		Chairperson	✓
Robin Hickenlooper	1	Yes	FOR	✓
Kimbal Musk	5	Yes	FOR
Brian Niccol	–	No	FOR
Ali Namvar	1	Yes	FOR		✓	✓
Matthew Paull	1	Yes	FOR		✓

† – Designated	as “Audit Committee Financial Expert” under SEC rules.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	i

Proxy Statement Summary (continued)

TIMELINE OF SHAREHOLDER ENGAGEMENT, GOVERNANCE ENHANCEMENTS AND COMPENSATION HIGHLIGHTS

Legend: ■ = Compensation; ■ = Governance

2013

Management discussions with a number of large shareholders regarding compensation issues, a number of whom supported our performance-based approach.

- Compensation — **May 2013**: 73.2% Say-on-pay approval

2014

Board and management discussions following outreach to approximately 2/3rds of outstanding shares; in response, eliminated SOSARs for officers in 2015 and moved to performance shares vesting on performance relative to peer group.

- Compensation — **May 2014**: 23.4% Say-on-pay approval
- Governance — **May 2014**: Began phase-out of classified Board.
- Compensation — **Feb 2015**: Grant of performance shares, with substantial reduction in grant date value of awards to officers.

2015

Board and management discussions with holders totaling approximately half of outstanding shares; in response, revised performance share awards for 2016 to incentivize restoration of stock price.

- Compensation — **May 2015**: 95.4% Say-on-pay approval
- Governance — **May 2015**: Eliminated provisions requiring supermajority vote for shareholders to approve certain actions.
- Governance — **Sept 2015**: Implemented majority voting for election of directors.
- Compensation — **Feb 2016**: Grant of performance shares with aggressive stock price performance goals.

2016

Board and management outreach to holders totaling approximately 60% of outstanding shares; in response, revised performance share awards for 2017 to add a comparable restaurant sales goal.

- Compensation — **May 2016**: 71.8% Say-on-pay approval
- Governance — **May 2016**:
  - Completed phase-out of classified Board.
  - Implemented right of shareholders to call special meetings.
- Governance — **Sep 2016**: Implemented market-standard proxy access bylaw.
- Governance — **Dec 2016**:
  - Streamlined management by eliminating co-CEO structure.
  - Appointed four new independent directors, including two designated shareholder appointees.
- Compensation — **Feb 2017**: Grant of performance shares with aggressive stock price performance goals, addition of comparable restaurant sales goal, and reduced grant date value of awards to officers.

2017

Board and management discussions with holders totaling over half of outstanding shares.

- Compensation — **May 2017**: 93.3% Say-on-pay approval
- Governance — **May 2017**: Board succession and refreshment continued, with departures of four primarily longer-tenured Board members.
- Governance — **Nov 2017**: Announced planned CEO succession.
- Compensation — **Jan 2018**: Grant of Executive Chairman award of SOSARs with substantial pricing premium, and entered into retention agreements with officers.

2018

- Governance — **Feb 2018**: Announced appointment of Brian Niccol as CEO.

ii	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Proxy Statement Summary (continued)

The graphics below represent a snapshot of the overall independence and tenure of our Board.

SUMMARY OF CORPORATE GOVERNANCE HIGHLIGHTS
Seven of the nine members on our Board of Directors are independent.
Independent directors are led by an independent Lead Director.
All directors are up for re-election on an annual basis.
Adoption of bylaws permitting proxy access for qualifying shareholders to nominate directors.
Directors are elected by majority vote in uncontested elections rather than plurality.
Independent Board members meet in executive session at each quarterly Board meeting.
Board performance is reviewed in an annual self-assessment by each director, with reporting to and evaluation by the full Board.
Each independent director is subject to Board stock ownership requirements and prohibitions on hedging/pledging of shares owned.
No shareholder rights plan or “poison pill.”
Adoption of bylaws permitting holders of at least 25% of our outstanding common stock to call special meetings of shareholders.
See also pages 39 and 40 for significant compensation policies and procedures we employ to motivate our employees to build shareholder value, while protecting the interests of all our shareholders.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	iii

Proxy Statement Summary	i

Annual Meeting Information	1

Beneficial Ownership of Our Common Stock	4

Proposal 1 — Election of Directors	6

Information Regarding the Board of Directors	6

Biographical Information	6

Board Qualifications, Skills and Attributes	10

A Majority of our Board Members are Independent	11

Committees of the Board	12

Director Compensation	14

Corporate Governance	15

Chairman of the Board	16

Lead Director	16

Board Performance and Self-Evaluation Process	16

How to Contact the Board of Directors	17

Executive Sessions	17

Director Nomination Process	17

Policies and Procedures for Review and Approval of Transactions with Related Persons	19

Role of the Board of Directors in Risk Oversight	19
Proposal 2 — An Advisory Vote to Approve the Compensation of our Executive Officers as Disclosed in this Proxy Statement	21
Proposal 3 — Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	22

Independent Auditors’ Fee	23

Audit Committee Report	23

Policy for Pre-Approval of Audit and Permitted Non-Audit Services	23
Proposal 4 — Approval of the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan	25

Securities Authorized for Issuance Under Equity Compensation Plans	31
Proposal 5 — An Advisory Vote on a Shareholder Proposal Requesting that We Implement a Right of Shareholders to Act by Written Consent Without a Meeting	32

Statement in Opposition by our Board of Directors

iv	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Table of Contents (continued)

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	v

Annual Meeting Information

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Tuesday, May 22, 2018, beginning at 8:00 a.m. at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about April 2, 2018.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record of our common stock on March 23, 2018, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of March 23, 2018, there were 27,835,850 shares of common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on five proposals:

Board Recommendation:

PROPOSAL 1 –	Election of nine directors: Al Baldocchi, Paul T. Cappuccio, Steve Ells, Neil Flanzraich, Robin Hickenlooper, Kimbal Musk, Ali Namvar, Brian Niccol and Matthew Paull.	FOR

PROPOSAL 2 –	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (“say-on-pay”).	FOR

PROPOSAL 3 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.	FOR

PROPOSAL 4 –	Approval of the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, to authorize the issuance of an additional 1,270,000 shares of common stock under the plan and make other changes to the terms of the plan.	FOR

PROPOSAL 5 –	A shareholder proposal, if properly presented at the meeting, requesting that the Board of Directors implement changes to Chipotle’s governing documents to allow shareholders to take action by written consent without a meeting.	AGAINST

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each candidate for director, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

How do I vote?

If you hold your shares through a broker, bank, or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or request a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a shareholder of record you may not vote your shares in person at the meeting without obtaining authorization from your broker, bank or other nominee.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	1

Annual Meeting Information (continued)

If you are a shareholder of record, you can vote your shares over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the annual meeting.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Will my shares held in street name be voted if I do not provide voting instructions?

Under the rules of the New York Stock Exchange, or NYSE, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by member firms. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on Proposal 3. We strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	re-submitting your vote on the Internet;

•	if you are a shareholder of record, by sending a written notice of revocation to our corporate Secretary at our principal offices, 1401 Wynkoop Street, Suite 500, Denver, Colorado, 80202; or

•	if you are a shareholder of record, by attending the annual meeting and voting in person.

Attendance at the annual meeting will not by itself revoke your proxy. If you hold shares in street name and wish to cast your vote in person at the meeting, you must contact your broker, bank or other nominee to obtain authorization to vote.

What do I need to attend the meeting?

To attend the meeting, you must be a shareholder on the record date and obtain an admission ticket in advance by following the instructions set forth beginning on page 60. Tickets will be available to registered and beneficial owners and to one guest accompanying each registered or beneficial owner. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 21, 2018. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 7:30 a.m. and the meeting will begin at 8:00 a.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. You may be required to enter through a security check before being granted access to the meeting.

What constitutes a quorum?

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining whether a quorum exists.

What is a “broker non-vote”?

A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item. See “Will my shares held in street name be voted if I do not provide voting instructions?” above for more information.

What vote is required to approve each proposal?

Proposal 1 — Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.

Proposals 2 through 5 — The say-on-pay vote and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year

2	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Annual Meeting Information (continued)

ending December 31, 2018, approval of the Amended and Restated 2011 Stock Incentive Plan, and approval of the shareholder proposal (if properly presented at the meeting), all require the affirmative vote of a majority of the voting power present at the annual meeting and entitled to vote in order to be approved. Abstentions represent shares entitled to vote, and therefore will have the same effect as a vote “AGAINST” a proposal. Broker non-votes are not counted as entitled to vote and therefore will have no effect on the outcome of any of these proposals.

Because the say-on-pay vote (Proposal 2) and the vote on the shareholder proposal (Proposal 5) are advisory, they will not be binding on the Board or Chipotle. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and the subject matter of the shareholder proposal. Ratification of our appointment of independent auditors is not required and therefore the vote on Proposal 3 is also advisory only. See Proposal 3 for additional information about the effect of the voting outcome on this proposal.

What if a nominee for director does not receive a majority of votes cast regarding his or her election?

Such director(s) would be required to submit an irrevocable resignation to the Nominating and Governance Committee of the Board, and the committee would make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board would then act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation, and if such resignation is rejected the rationale behind the decision, within 90 days following certification of the election results. The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

How is this proxy statement being delivered?

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission, or SEC. As required by those rules,

we are distributing to our shareholders of record and beneficial owners as of the close of business on March 23, 2018 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. These proxy materials are also available free of charge upon request at 1-800-690-6903, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing should include the control number included on the notice you received. If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our web site at www.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We have also engaged Alliance Advisors, LLC to assist us in the solicitation of proxies, for which we have agreed to pay a fee of $22,500 plus reimbursement of customary expenses.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	3

Beneficial Ownership of our Common Stock

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 23, 2018 as to the beneficial ownership of shares of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of the executive officers listed in the Summary Compensation Table appearing later in this proxy statement;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 27,835,850 outstanding shares of common stock as of March 23, 2018. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after March 23, 2018 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of 5% or more of outstanding common stock
Pershing Square Capital Management, L.P.(1)	2,882,463	10.36%
The Vanguard Group, Inc.(2)	2,688,770	9.66%
BlackRock, Inc.(3)	1,559,197	5.60%
FMR LLC(4)	1,519,913	5.46%
Susquehanna Securities(5)	1,499,536	5.39%
Directors and named executive officers
Steve Ells(6)	383,339	1.37%
Brian Niccol	–	–
John Hartung(7)	145,272	*
Mark Crumpacker(8)	46,461	*
Curt Garner(9)	5,500	*
Scott Boatwright	–	–
Albert Baldocchi(10)(11)	73,887	*
Paul Cappuccio	500	–
Neil Flanzraich(10)	4,146	*
Robin Hickenlooper	–	–
Kimbal Musk(12)	501	*
Ali Namvar(13)	3,000	*
Matthew Paull	400	*
All directors and current executive officers as a group (12 people)(14)	616,545	2.19%

*	Less than one percent.

(1)

Based solely on a report on Schedule 13D/A filed by Pershing Square Capital Management, L.P., PS Management GP, LLC, and William A. Ackman (collectively, “Pershing Square”) on February 7, 2017. The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York, 10019.

4	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Beneficial Ownership of our Common Stock (continued)

(2)	Based solely on a report on Schedule 13G/A filed on February 9, 2018. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

(3)	Based solely on a report on Schedule 13G/A filed on January 29, 2018. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022.

(4)	Based solely on a report on Schedule 13G/A filed on February 13, 2018. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock reflected as beneficially owned by FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)	Based solely on a report on Schedule 13G filed on February 9, 2018. The address of Susquehanna Securities is 401 E. City Avenue, Suite 220, Bala Cynwyd, Pennsylvania, 19004.

(6)	Shares beneficially owned by Mr. Ells include 175,000 shares underlying vested stock appreciation rights.

(7)	Shares beneficially owned by Mr. Hartung include: 19,782 shares in a revocable trust for Mr. Hartung’s benefit and of which his spouse is the trustee; 35 shares beneficially owned by his children; and 110,000 shares underlying vested stock appreciation rights. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(8)	Shares beneficially owned by Mr. Crumpacker include 40,000 shares underlying vested stock appreciation rights. Mr. Crumpacker’s employment terminated on March 15, 2018.

(9)	Shares beneficially owned by Mr. Garner include 5,500 shares underlying vested stock appreciation rights.

(10)	Shares beneficially owned by Messrs. Baldocchi and Flanzraich include 704 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because each such director is retirement-eligible and the vesting of the awards accelerates in the event of the director’s retirement.

(11)	Shares beneficially owned by Mr. Baldocchi include 69,648 shares owned jointly by Mr. Baldocchi and his spouse.

(12)	Shares beneficially owned by Mr. Musk include 189 shares underlying unvested restricted stock units which will vest on May 13, 2018.

(13)	Mr. Namvar disclaims beneficial ownership of the shares beneficially owned by Pershing Square Capital Management L.P., PS Management GP, LLC and William A. Ackman, and accordingly such shares are not reported above as beneficially owned by Mr. Namvar.

(14)	See Notes (6) through (13), except that shares beneficially owned by Mr. Crumpacker are excluded because he was not employed as of March 23, 2018.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	5

Proposal 1

Election of Directors

Our Board of Directors currently has nine members. At the annual meeting, shareholders will be asked to vote on the nine nominees named below, each of whom will be elected on an annual basis, and each of whom is an incumbent member of the Board. Each of the nominees was nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason the nominees would not be able to serve if elected.

Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of any of these proposals.

The Board of Directors recommends a vote FOR the election of Ms. Hickenlooper and Messrs. Baldocchi, Cappuccio, Ells, Flanzraich, Musk, Namvar, Niccol and Paull as directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. The respective current terms of all directors expire as of the date of next year’s annual meeting of shareholders or continue until their successors are elected and have qualified.

DIRECTORS WHOSE TERMS EXPIRE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2019 ANNUAL MEETING

Albert S. Baldocchi Age: 63 Director Since: 1997

Background:

Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for, and investor in, a variety of privately-held companies. He holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.

Qualifications:

Mr. Baldocchi’s extensive involvement with restaurant companies for more than 25 years has given him an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well.

6	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Proposal 1 (continued)

DIRECTORS WHOSE TERMS EXPIRE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2019 ANNUAL MEETING (CONT’D)

Paul T. Cappuccio Age: 56 Director Since: 2016

Background:

Mr. Cappuccio has served as Executive Vice President and General Counsel of Time Warner since 2001. In this capacity, he oversees the worldwide management of Time Warner’s legal functions, collaborating with all of its operating businesses. From 1999 to 2001, Mr. Cappuccio was Senior Vice President and General Counsel at America Online. Before joining AOL, he was a partner at the Washington, DC office of law firm Kirkland & Ellis LLP, where he specialized in telecommunications law, appellate litigation, and negotiation with government agencies. From 1991 to 1993, Mr. Cappuccio was Associate Deputy Attorney General at the United States Department of Justice. Prior to his service at the DOJ, Mr. Cappuccio served as law clerk at the United States Supreme Court for Justices Antonin Scalia and Anthony M. Kennedy, and as a law clerk to Judge Alex Kozinski of the United States Court of Appeals for the Ninth Circuit. Mr. Cappuccio earned a law degree from Harvard Law School and a Bachelor’s degree from Georgetown University, and serves on the board of directors of Central European Media Enterprises Ltd. (NasdaqGS: CETV).

Qualifications: Mr. Cappuccio’s contributions to the Board include strong experience in legal and regulatory compliance, risk management, and public company corporate governance.

Steve Ells Age: 52 Director Since: 1996

Background:

Mr. Ells founded Chipotle in 1993. He was Chief Executive Officer until Mr. Niccol was appointed to that role in March 2018, at which time Mr. Ells became Executive Chairman. From 2009 through 2016 Mr. Ells served as Co-Chief Executive Officer and Chairman. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco. Mr. Ells’s vision – that food served fast doesn’t have to be low quality and that delicious food doesn’t have to be expensive – is the foundation on which Chipotle is based. Mr. Ells graduated from the University of Colorado with a Bachelor of Arts degree in art history, and is also a graduate of the Culinary Institute of America.

Qualifications:

Mr. Ells’s visionary thinking has led Chipotle to extraordinary accomplishments, such as growing from a single restaurant to over 2,400, and leading us to become the only national restaurant brand to prepare its food with no added flavors, colors or preservatives. This progressive thinking has also resulted in Mr. Ells remaining a principal driving force behind making our company innovative and striving for constant improvement, and he continues to provide important leadership to our executive officers, management team, and Board. He is also one of the largest individual shareholders of our company.

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Proposal 1 (continued)

DIRECTORS WHOSE TERMS EXPIRE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2019 ANNUAL MEETING (CONT’D)

Neil W. Flanzraich Age: 74 Director Since: 2007

Background:

Mr. Flanzraich is the Executive Chairman of Cantex Pharmaceuticals, Inc. (formerly ParinGenix, Inc.), a privately-owned biotech company, where he previously served as CEO and Chairman, and additionally, he has been a private investor since February 2006. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, served as the Senior Vice President and Chief Counsel and member of the Operating and Executive Committees of Syntex Corporation, an international pharmaceutical company. He was a director of Equity One Inc. (NYSE:EQY) until it was acquired on March 1, 2017. Mr. Flanzraich also previously served as a director of a number of additional publicly-traded companies. He received an A.B. from Harvard College and a J.D. from Harvard Law School.

Qualifications:

Mr. Flanzraich’s executive experience has helped him develop outstanding skills in leading and managing strong teams of employees, and in oversight of the growth and financing of businesses in a rapidly-evolving market. His legal background also is valuable to us in the risk management area, and Mr. Flanzraich brings to us extensive experience serving as an independent director of other public and privately-held companies.

Robin Hickenlooper Age: 39 Director Since: 2016

Background:

Ms. Hickenlooper is Senior Vice President of Corporate Development at Liberty Media Corporation and has served in senior corporate development roles at Liberty Media and its affiliates since 2010. Prior to joining Liberty Media in 2008, Ms. Hickenlooper worked at Del Monte Foods and in investment banking at Thomas Weisel Partners. Ms. Hickenlooper serves on the board of directors of FTD Companies, Inc. (Nasdaq: FTD). She earned an MBA from Kellogg School of Management at Northwestern University and a Bachelor’s degree in Public Policy from Duke University.

Qualifications: Ms. Hickenlooper brings to the Board significant experience in marketing and new media, as well as public company corporate governance.

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Proposal 1 (continued)

DIRECTORS WHOSE TERMS EXPIRE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2019 ANNUAL MEETING (CONT’D)

Kimbal Musk Age: 45 Director Since: 2013

Background:

Mr. Musk is an entrepreneur and restaurateur who has had a role in founding and advising several companies and non-profits including: The Kitchen Restaurant Group, a restaurant company with restaurants in Colorado, Illinois and Tennessee; The Kitchen Community; Zip2 Corporation (acquired by Compaq Computer Corporation); PayPal, Inc. (acquired by eBay Inc.); Everdream Corporation (acquired by Dell Inc.); Tesla Motors, Inc.; Space Exploration Technologies Corp. (SpaceX); OneRiot (acquired by Wal-Mart Stores, Inc.) and SolarCity Corporation. Mr. Musk has been Chief Executive Officer of The Kitchen Restaurant Group since April 2004, and Executive Director of The Kitchen Community, a non-profit organization that creates learning gardens in schools across the United States, since November 2010. After success in the technology business, Mr. Musk decided to pursue his passion for food and cooking and attended the French Culinary Institute in New York City. He is a member of the board of directors of Tesla Motors, Inc. (Nasdaq:TSLA) as well as a number of privately-held companies and charitable organizations. He has served as an Adjunct Professor at New York University, and is a graduate of Queen’s Business School in Canada and the French Culinary Institute.

Qualifications:

Mr. Musk’s extensive experience with fast-growing and innovative companies, as well as restaurants and other retail operations, and his experience on numerous boards of directors, are an asset to our Board.

Ali Namvar Age: 48 Director Since: 2016

Background:

Mr. Namvar is a private investor, and until April 1, 2018 was an active Partner and senior member of the investment team at Pershing Square Capital Management, L.P., currently our largest shareholder. Prior to joining Pershing Square in 2006, Mr. Namvar held positions at Blackstone Group and Goldman Sachs Group, Inc. Mr. Namvar holds a Bachelor of Arts degree from Columbia University and an MBA from the Wharton School at the University of Pennsylvania.

Qualifications:

Mr. Namvar has significant experience with investments in the restaurant industry as well as the overall consumer goods sector, and also brings to the Board a deep knowledge of finance, strategic transactions and investor relations.

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Proposal 1 (continued)

DIRECTORS WHOSE TERMS EXPIRE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2019 ANNUAL MEETING (CONT’D)

Brian Niccol Age: 43 Director Since: 2018

Background:

Mr. Niccol was appointed to our Board effective March 5, 2018, at the same time he became our Chief Executive Officer. Mr. Niccol previously served from January 1, 2015 as Chief Executive Officer of Taco Bell, a division of Yum! Brands, Inc. He joined Taco Bell in 2011 as Chief Marketing and Innovation Officer and served as President from 2013 to 2014. Prior to his service at Taco Bell, from 2005 to 2011 he served in various executive positions at Pizza Hut, another division of Yum! Brands, including General Manager and Chief Marketing Officer. Before joining Yum! Brands, Mr. Niccol spent 10 years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol holds an undergraduate degree from Miami University and an MBA from the University of Chicago Booth School of Business. He serves as a director of Harley-Davidson, Inc. (NYSE: HOG)

Qualifications:

Mr. Niccol brings us extensive experience in brand management, marketing and operations, as well as a proven track record of driving outstanding results at multiple restaurant brands. He also adds to the Board’s experience in corporate governance and public company oversight.

Matthew H. Paull Age: 66 Director Since: 2016

Background:

Mr. Paull was Senior Vice President and Chief Financial Officer of McDonald’s Corp. from 2001 until he retired from that position in 2008. Prior to joining McDonald’s in 1993, Mr. Paull was a Partner at Ernst & Young, LLP. Mr. Paull currently serves on the boards of directors of Air Products and Chemicals, Inc. (NYSE: APD), Canadian Pacific Railway Limited (NYSE: CP) and KapStone Paper and Packaging Corp. (NYSE: KS). Mr. Paull previously served as a member of the board of WMS Industries, Inc. until 2013, and Best Buy Co. until 2013. He also serves on the advisory board of Pershing Square Capital Management, L.P. Mr. Paull holds a Bachelor’s degree and a Master’s degree in Accounting from the University of Illinois.

Qualifications: Mr. Paull brings to our Board expert knowledge in finance, accounting, and public company corporate governance.

Board Qualifications, Skills and Attributes

In addition to the specific qualifications, skills and experience described above, each incumbent director has demonstrated a strong work ethic and dedication to Chipotle, including coming prepared to meetings, supporting our strategic vision while asking constructive questions and challenging management in a productive way, and otherwise providing valuable oversight of our business on behalf of our shareholders. We also believe that each director, through their personal accomplishments and in their service to Chipotle, has demonstrated high integrity, strong intellectual acumen, solid business judgment, and strategic vision.

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Proposal 1 (continued)

The graphic below depicts a number of the key skills, experiences and attributes our Board believes to be important to have represented on the Board, and identifies the number of continuing directors having those skills, experiences and attributes.

SKILLS, EXPERIENCE AND ATTRIBUTES

LEADERSHIP

7/9 DIRECTORS

(CEO; LEADERSHIP OF LARGE ORGANIZATIONS; PUBLIC COMPANY BOARD SERVICE)

RESTAURANT INDUSTRY

6/9 DIRECTORS

(SOURCING & SUPPLY; FOOD SAFETY; QUALITY ASSURANCE)

HR/PEOPLE MANAGEMENT

3/9 DIRECTORS

(RECRUITING; TALENT DEVELOPMENT & MOTIVATION; COMPLIANCE)

FINANCE/ACCOUNTING

6/9 DIRECTORS

(ACCOUNTING SYSTEMS; PUBLIC REPORTING; INTERNAL CONTROLS)

RISK MANAGEMENT

3/9 DIRECTORS

(OVERSIGHT & EVALUATION)

BRANDING/MARKETING

5/9 DIRECTORS

(CUSTOMER RELATIONS; BRAND INNOVATION)

TECHNOLOGY

1/9 DIRECTORS

(BUSINESS EFFICIENCY; REVENUE OPPORTUNITIES; CYBERSECURITY)

REAL ESTATE

4/9 DIRECTORS

(SITE SELECTION; PROPERTY ADMINISTRATION)

INTERNATIONAL

5/9 DIRECTORS

(FOREIGN JURISDICTIONS; ORGANIZATIONAL & TAX STRUCTURE)

SUSTAINABILITY

2/9 DIRECTORS

(ENVIRONMENTAL, SOCIAL & GOVERNANCE ISSUES)

GOVERNMENT RELATIONS

3/9 DIRECTORS

(REGULATION, INVESTIGATIONS & COMPLIANCE)

INVESTOR RELATIONS

6/9 DIRECTORS

(ENGAGEMENT REGARDING STRATEGY, COMPENSATION, AND CORPORATE GOVERNANCE)

DIVERSITY

1/9 DIRECTORS

(GENDER; ETHNIC/NATIONAL ORIGIN)

The Board of Directors held seven meetings in 2017. Each director attended at least 75 percent of the meetings of the Board and of committees of which they were members during the time in which they served as a member of the Board in 2017. The Board has requested that each of its members attend our annual shareholder meetings absent extenuating circumstances, and all directors serving on the Board following the date of the 2017 annual meeting attended the meeting.

A Majority of our Board Members Are Independent

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2018 the Board determined that none of our

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Proposal 1 (continued)

directors have any relationships, transactions or arrangements that would compromise their independence, except that Mr. Ells is not an independent director as a result of his employment with us as Chief Executive Officer until March 2018, and as Executive Chairman thereafter. Additionally, Mr. Niccol is not an independent director as a result of his employment with us as Chief Executive Officer since March 2018.

In making its determination as to the independence of members of the Board, the Board determined that the following transactions do not constitute relationships that would create material conflicts of interest or otherwise compromise the independence of the directors in attending to their duties as Board members: (i) the registration rights granted to Mr. Baldocchi as described below under “Certain Relationships and Related Party Transactions;” and (ii) our agreements with Pershing Square Capital Management, L.P., in which Mr. Namvar was a partner until April 1, 2018, and for which Mr. Paull serves on the advisory board. Accordingly, the Board concluded that each director other than Mr. Ells and Mr. Niccol qualifies as an independent director.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1), and each member of the Compensation Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii). Each committee operates pursuant to a written charter adopted by our Board of Directors which sets forth the committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.

Audit Committee

In accordance with its charter, the Audit Committee acts to oversee the integrity of our financial statements and system of internal controls, the annual independent audit of our financial statements, the performance of our internal audit services function (including review of audit plans, budget and staffing), our compliance with legal and regulatory requirements, the implementation and effectiveness of our disclosure controls and procedures, and the evaluation and oversight of risk issues, and also acts to ensure open lines of communication among our independent auditors, accountants, internal audit and financial management. The committee’s responsibilities also include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The committee regularly holds executive sessions with the audit partner for continued assessment of the performance, effectiveness and independence of the independent audit firm. The committee also retains, determines the compensation of, evaluates, and when appropriate replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized beginning on page 23 of this proxy statement. The committee determined that the fees paid to the independent auditor in 2017, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the auditor’s independence. The committee has also adopted and annually reviews compliance with the company’s Hiring Policy for Former Employees of Independent Auditor Firm, which further ensures that the independence of the independent audit firm is not impaired.

As required by law, the Audit Committee has established procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance – Role of the Board of Directors in Risk Oversight.” The committee may retain independent advisors at our expense that it considers necessary for the completion of its duties. The Audit Committee held eight meetings in 2017. The members of the Audit Committee are Messrs. Baldocchi (Chairperson) and Cappuccio and Ms. Hickenlooper. Our Board of Directors has determined that all of the Audit Committee members meet the enhanced independence standards required of audit committee members by regulations of the SEC, and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations.

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Proposal 1 (continued)

No member of the Audit Committee served on more than three audit or similar committees of publicly held companies, including Chipotle, in 2017. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 23.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the committee determines the compensation of our Chief Executive Officer based on an evaluation of his performance, and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The manner in which the committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation – Compensation Discussion and Analysis.”

The Compensation Committee charter also grants the committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee, except where such delegation is not allowed by legal or regulatory requirements.

The Compensation Committee has also been appointed by the Board to administer our Amended and Restated 2011 Stock Incentive Plan and to make awards under the plan, including as described below under “Executive Officers and Compensation – Compensation Discussion and Analysis – 2017 Compensation Program – Long-Term Incentives – 2017 Performance Share Award Design.” The committee has for several years, including 2017, delegated its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the committee in its delegation of authority.

The Compensation Committee retained Pay Governance, LLC, an independent executive compensation consulting firm, to provide the committee with advice regarding compensation matters for 2017 and for the equity compensation awards made to our executive officers in February 2017. All of the fees paid to Pay Governance during 2017 were in connection with the firm’s work on executive compensation matters on behalf of the committee; no fees were paid to the firm for any other work. Pay Governance was retained pursuant to an engagement letter with the Compensation Committee, and the committee determined that the firm’s service to Chipotle did not and does not give rise to any conflict of interest, and considers Pay Governance to have sufficient independence from our company and executive officers to allow it to offer objective advice.

The Compensation Committee held six meetings in 2017. Additionally, the Chairman of the committee held a number of discussions with shareholders regarding executive compensation and related matters. A report of the committee is found under the heading “Executive Officers and Compensation – Compensation Discussion and Analysis – Compensation Committee Report” on page 52.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Flanzraich (Chairperson), Namvar and Paull. There are no relationships between the members of the committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the committee qualifies as a “Non-Employee Director” under SEC Rule16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code, and that each member satisfies the standards of NYSE Rule 303A.02(a)(ii) regarding independence of compensation committee members. No member of the committee nor any organization of which any member of the committee is an officer or director received any payments from us during 2017, other than the payments disclosed under “– Director Compensation” below.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles

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Proposal 1 (continued)

as deemed appropriate, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board.

The committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the committee also reviews at least annually. The committee also reviews the nomination by our shareholders of candidates for election to the Board if such nominations are within the time limits and meet other requirements established by our bylaws. The committee oversees the annual evaluation of the performance of the Board and its committees and reviews and makes recommendations regarding succession plans for positions held by executive officers.

The Nominating and Corporate Governance Committee held four meetings in 2017. The members of the committee are Mr. Cappuccio (Chairperson), Flanzraich and Namvar.

Special Committees

In addition to the standing committees described above, in May 2016 the Board established a Demand Review Committee in response to requests from two individual shareholders that the Board investigate potential violations of law in connection with food safety matters. In 2017, the scope of the committee’s authority was broadened to also encompass a demand from a shareholder that the Board investigate potential violations of law in connection with payment card security matters. As of December 31, 2017, the Demand Review Committee consisted of Messrs. Flanzraich and Cappuccio.

Additionally, in September 2017, the Board established a Special Litigation Committee to review and approve the terms of settlement of certain shareholder derivative litigation. As of December 31, 2017, the Special Litigation Committee consisted of Messrs. Cappuccio, Namvar and Paull and Ms. Hickenlooper.

Director Compensation

Directors who are also employees of Chipotle do not receive compensation for their services as directors. Directors who are not employees of Chipotle received an annual retainer during 2017 of $195,000, of which $75,000 was paid in cash and $120,000 was paid in restricted stock units representing shares of our common stock, based on the closing price of the stock on the grant date, which is the date of our annual shareholders meeting each year. Each director who is not an employee of Chipotle also received a $2,000 cash payment for each meeting of the Board of Directors he or she attended and $1,500 for each meeting of a committee of the Board of Directors he or she attended ($750 in the case of telephonic attendance at an in-person committee meeting). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors, in the following amounts for 2017: $20,000 for the Audit Committee Chairperson, $15,000 for the Compensation Committee Chairperson, $10,000 for the Nominating and Corporate Governance Committee Chairperson, and $5,000 for the chairperson of any other committee established by the Board of Directors unless otherwise specified by the Board. We also pay an annual retainer to the Lead Director; in March 2017, the Board (with Mr. Flanzraich recusing himself) approved an increase in the annual Lead Director retainer to $50,000. Additionally, directors are reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings.

The Compensation Committee of the Board reviews and makes recommendations to the Board on compensation provided to non-employee directors, as required by its charter. The committee reviews the non-employee director compensation program no less than biennially. At the request of the committee, in May 2017 Pay Governance conducted an assessment of the competitiveness of our non-employee director compensation program as compared to the 2017 peer group disclosed on page 44, an additional group of consumer brand companies that had a median market capitalization approximating that of Chipotle, and a general industry group of approximately 300 companies with annual revenues between $2.5 billion and $10 billion. Upon review and consideration, the committee recommended, and the Board approved, that no further changes would be made to the non-employee director compensation for 2017.

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Proposal 1 (continued)

We have also adopted a requirement that each non-employee director is expected to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s appointment or election to the Board. All continuing directors other than Mr. Musk, who was appointed to the Board in September 2013, and Messrs. Cappuccio, Namvar and Paull and Ms. Hickenlooper, each of whom was appointed to the Board in December 2016, met this requirement as of December 31, 2017. Mr. Namvar met the stock ownership requirement as of March 23, 2018, the record date for the meeting. Unvested restricted stock units received as compensation for Board service count as shares owned for purposes of this requirement.

Mr. Namvar waived his right to receive compensation as a member of the Board for 2017.

The compensation of each of our non-employee directors in 2017 is set forth below.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	TOTAL
Albert S. Baldocchi	$118,750	$120,348	$239,098
Paul T. Cappuccio	$107,800	$120,348	$228,148
John S. Charlesworth(2)	$41,781	$48,620	$90,401
Neil W. Flanzraich	$174,250	$120,348	$294,598
Patrick J. Flynn(2)	$50,981	$48,620	$99,601
Darlene J. Friedman(2)	$46,281	$48,620	$94,901
Stephen Gillett(2)	$42,531	$48,620	$91,151
Robin Hickenlooper	$95,750	$120,348	$216,098
Kimbal Musk	$85,250	$120,348	$205,598
Ali Namvar(3)	–	–	–
Matthew H. Paull	$92,750	$120,348	$213,098

(1)	Reflects the grant date fair value under FASB Topic 718 of restricted stock units awarded for the equity portion of each director’s annual retainer. Restricted stock units in respect of 250 shares of common stock were granted to non-employee directors Messrs. Baldocchi, Cappuccio, Flanzraich, Musk and Paull and Ms. Hickenlooper on May 25, 2017, and restricted stock units in respect of 101 shares of common stock were granted to non-employee directors Messrs. Charlesworth, Flynn and Gillett and Ms. Friedman on the same date. The restricted stock units were valued at $481.39, the closing price of our common stock on May 25, 2017. The restricted stock units vest on the third anniversary of the grant date subject to the director’s continued service as a director through that date. Vesting accelerates in the event of the retirement of a director who has served for a total of six years (including any breaks in service), or in the event the director leaves the Board following certain changes in control of Chipotle. Directors may elect in advance to defer receipt upon vesting of the shares underlying the restricted stock units. As of December 31, 2017, Messrs Baldocchi, Flanzraich and Musk each held 704 unvested restricted stock units, and Messrs. Cappuccio, and Paull and Ms. Hickenlooper each held 266 unvested restricted stock units as of that date.

(2)	Ms. Friedman and Messrs. Charlesworth and Flynn retired from the Board, and Mr. Gillett resigned from the Board, effective May 25, 2017. On May 24, 2017, the Compensation Committee approved the acceleration of vesting of 518 restricted stock units held by Mr. Gillett as of the date of his resignation.

(3)	Mr. Namvar waived his right to receive compensation as an outside director for 2017.

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill, Inc. Code of Conduct, which applies to all Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Chief Executive Officer and our Chief Financial Officer/principal accounting officer. The Corporate Governance Guidelines, Code of

Conduct, and each of the Codes of Ethics are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our Codes of Ethics that apply to our executive officers, we intend to satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our website at ir.chipotle.com under the Corporate Governance link.

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Proposal 1 (continued)

Chairman of the Board

Mr. Ells, our founder and Executive Chairman, serves as Chairman of the Board. The Chairman of the Board presides at meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws. We believe it is not only appropriate but also important for Mr. Ells to serve as Chairman. As the founder of our company, he has since our inception been the principal architect of our corporate strategy and vision, and continues to be a primary driving force to keep our company innovative and striving for constant improvement. The Board believes that its oversight responsibilities can be most effectively fulfilled if the Board is led by that same driving force, and also believes that it is appropriate for Mr. Ells to lead the Board due to his being one of the largest individual shareholders of our company. The Board also believes that in light of recent changes on the Board as part of our ongoing Board refreshment efforts, as well as the recent appointment of Mr. Niccol as Chief Executive Officer and as a member of the Board, the continuity of vision and strategy that is inherent in having the company founder lead the Board will be valuable as new Board members are assimilated onto our Board and Mr. Niccol assimilates as Chief Executive Officer of our company.

The Board, particularly the Lead Director and the chairperson of the Nominating and Corporate Governance Committee, as well as each member of the Board through our annual Board evaluation program, carefully considers the Board’s leadership structure, and acknowledges that at some point there may be a need for a different Board leadership structure. At the present time, however, the Board is confident that the leadership structure of Mr. Ells as Chairman of the Board, and Mr. Niccol as Chief Executive Officer and as a member of the Board, is in the best interests of Chipotle and our shareholders.

Lead Director

Mr. Flanzraich was appointed Lead Director in September 2014. The Board believes that maintaining a Lead Director position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The responsibilities of the Lead Director as provided in our Corporate Governance Guidelines are as follows: (i) chairing any Board meetings during executive session without employee directors present, which are held at least quarterly; (ii) consulting with the Chief Executive Officer and Chief Financial Officer on business issues and with the Nominating and Corporate Governance Committee on Board management; (iii) coordinating activities of the other independent directors and serving as a liaison between the Chairman and independent directors; (iv) calling meetings of the independent directors when determined to be necessary or appropriate; (v) reviewing and approving the agenda for each Board meeting; (vi) interviewing, along with the Chairman and the Chair and members of the Nominating and Corporate Governance Committee, candidates for director positions and making recommendations to the Nominating and Corporate Governance Committee; (vii) working in collaboration with the Chair of the Nominating and Corporate Governance Committee to complete the annual Board performance self-evaluation process; (viii) advising the Nominating and Corporate Governance Committee on the composition of Board committees and selection of committee chairs; (ix) providing leadership to the Board if circumstances arise in which the Chairman may have, or may be perceived to have, a conflict of interest; (x) considering Board succession planning matters; (xi) together with the chair of the Compensation Committee, leading the annual performance evaluation of the Chief Executive Officer; (xii) participating in shareholder outreach efforts relating to executive compensation and corporate governance matters; and (xiii) writing an annual letter to shareholders to be included in the proxy statement for our annual meeting of shareholders each year.

Board Performance Self-Evaluation Process

The Chairman of the Nominating and Corporate Governance Committee oversees an annual evaluation process during which each director evaluates the Board as a whole and their individual contributions to the Board, and each member of the standing committees of the Board evaluates the committees on which he or she serves.

The individual director evaluations consider, among other factors, (i) the extent to which directors understand our products, markets and business initiatives, (ii) the extent to which individual director experience, information and insight contribute to the effectiveness of the Board, and (iii) the availability of training and development opportunities, if necessary, to enhance individual contributions to the Board. The Board self-evaluations consider whether and how the Board has performed the responsibilities in our Corporate Governance Guidelines, evaluates the composition of the Board and its committees, and assesses the quality of meetings, agendas, presentations and meeting materials in relation to the Board’s role of overseeing management’s execution of our corporate strategies. The committee self-evaluations consider whether and how well each committee has performed the responsibilities in its charter, whether the

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Proposal 1 (continued)

committee members possess the right skills and experience to perform their responsibilities, whether the meeting materials are effective in communicating important information and enabling the committees to meet their responsibilities, and other matters.

For 2017, the Chairman of the Nominating and Corporate Governance Committee conducted an interview with each director to discuss the matters described above, and to conduct individual director self-evaluations and identify any other issues regarding Board or committee performance. The results of these discussions were then compiled and presented in discussions with the full Board. In some years, the Board self-evaluation also results in changes to the Board’s policies, procedures and priorities in order to best enable the Board to discharge its oversight responsibilities.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, 80202, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Our corporate Secretary or general counsel, or their designees, will review and sort communications before forwarding them to the addressee(s), although communications that do not, in the opinion of the Secretary, our general counsel or their designees, deal with the functions of the Board or a committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Our independent directors met in executive session without management present at the end of each regularly-scheduled Board meeting during 2017. The independent directors also typically hold an executive session prior to each regularly-scheduled Board meeting as well. The Lead Director chaired the non-employee executive sessions of the Board held during 2017. The Board expects to continue to conduct executive sessions of the independent directors at each regularly-scheduled Board meeting during 2018, and independent directors may schedule additional sessions in their discretion.

At regularly-scheduled meetings of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, executive sessions are scheduled at the end of each meeting, with only the committee members or the committee members and their advisors present, to discuss any topics the committee members deem necessary or appropriate.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The committee’s policies and procedures for consideration of Board candidates are described below. Each member of the Board is a nominee for election as a director at this year’s annual meeting, and was recommended to the Board as a nominee by the Nominating and Corporate Governance Committee.

The committee considers candidates suggested by its members, other directors, senior management and shareholders. The committee is also authorized under its charter to retain, at our expense, search firms, consultants, and any other advisors it may deem appropriate to identify and screen potential candidates. The committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the committee will report directly to the committee.

Candidate Qualifications and Considerations

The committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the committee considers candidates in light of the entirety of their credentials, including:

•	Their integrity and business ethics;

•	Their strength of character and judgment;

•	Their ability and willingness to devote sufficient time to Board duties;

•	Their potential contribution to the diversity and culture of the Board;

•	Their educational background;

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Proposal 1 (continued)

•

Their business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and from the standpoint of alignment with our vision and values;

•	Their independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities; and

•	Relevant provisions of our Corporate Governance Guidelines.

These factors may be weighted differently depending on the individual being considered or the needs of the Board at the time. We do not have a particular policy regarding the diversity of nominees or Board members. The Board does believe that diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning Board. Accordingly, diversity (whether based on factors commonly associated with diversity such as race, gender, national origin, religion, or sexual orientation or identity, as well as on broader principles such as diversity of perspective and experience) is one of many elements that will be considered in evaluating a particular candidate. Search firms with which we work to identify potential Board nominees will be instructed to specifically focus on identifying candidates that would, in addition to bringing particular skills and experience to the Board, also add to the gender and/or ethnic diversity on the Board.

Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations

Shareholders wishing to recommend candidates to be considered by the Nominating and Corporate Governance Committee must submit to our corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “– Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations.”

Under our bylaws, shareholders may also nominate candidates for election as a director at our annual meeting. To do so, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including compliance with the deadlines described under “Other Business and Miscellaneous – Shareholder Proposals and Nominations for 2019 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 60. Our bylaws also permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy materials. To do so, a shareholder must comply with the proxy access provisions in our bylaws.

Candidate Evaluation Process

The Nominating and Corporate Governance Committee initially evaluates candidates in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations,” and in doing so may consult with the Chairman, the Lead Director, other directors, senior management or outside advisors regarding a particular candidate. The committee also takes into account the results of recent Board and Board committee self-evaluations and the current size and composition of the Board, including expected retirements and anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. Following the initial evaluation, the committee would arrange for interviews of candidates deemed worthy of further consideration. To the extent feasible, candidates are interviewed by the Chairman, the Lead Director, and the members of the Nominating and Corporate Governance Committee, and potentially other directors as well. The results of these interviews would be considered by the committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).

Investor Agreement Regarding Board Nominations

On December 14, 2016, we and Pershing Square Capital Management, L.P. (together with funds it advises, “Pershing Square”) entered into a letter of agreement (which we refer to as the “Investor Agreement”) regarding nominations to the Board and a number of related matters.

The Investor Agreement provides for the nominations of Ali Namvar and Matthew Paull for election to Chipotle’s Board at the 2017 annual meeting of shareholders and the 2018 annual meeting of shareholders, a procedure for replacing Mr. Namvar with a successor director in certain cases, and

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Proposal 1 (continued)

specified voting obligations of Pershing Square with respect to Chipotle’s annual shareholder meetings. In accordance with the Investor Agreement, Pershing Square has further agreed to cause the resignation of Mr. Namvar from Chipotle’s Board in the event Pershing Square’s ownership of Chipotle’s outstanding common stock falls below 5%.

Under the Investor Agreement, Pershing Square is also subject to specified standstill restrictions lasting generally until the later of a specified period before the advance notice period for nominating directors at Chipotle’s 2019 annual meeting of shareholders, and a specified period after Pershing Square ceases to have any representatives serving on Chipotle’s Board. For further details regarding the Investor Agreement and related agreements, see “Certain Relationships and Related Party Transactions.”

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 59.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Role of the Board of Directors in Risk Oversight

While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors and its standing committees exercise an oversight role with respect to risk issues facing our company. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Governing Body	Role in Risk Oversight
Board

•  Ongoing review of strategic plans, including associated risks

•  Regular review and analysis with management of most significant business risks as identified by the Board, the Audit Committee, and/or management

Audit Committee

•  Oversees our risk management framework and the process for identifying, assessing and monitoring key business risks

•  Conducts annual review of internal risk assessment and mitigation plans

•  Discusses with management, our internal auditors and independent auditors major financial, operating and other risk exposures, as well as the adequacy and effectiveness of steps management has taken to monitor and control such exposures

•  Oversees compliance with legal and regulatory requirements and the Company’s Code of Conduct

•  Oversees financial risks, including risks relating to key accounting policies

•  Reviews internal controls with management

•  Evaluates and oversees related person transactions

•  Meets regularly with representatives of the independent auditors

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Proposal 1 (continued)

Governing Body	Role in Risk Oversight
Compensation Committee	• Oversees risks relating to our compensation programs • Employs an independent compensation consultant to assist in reviewing compensation programs, including potential risks created by the programs
Nominating and Corporate Governance Committee

•  Oversees risks relating to corporate governance matters and processes

•  Oversees compliance with key corporate governance documents, including our Corporate Governance Guidelines

•  Conducts annual succession plan reviews to ensure the Company maintains appropriate succession plans for its senior officers

Board Leadership Structure and Risk Oversight

The Board believes our current leadership structure facilitates the oversight of risk by combining independent leadership through the Lead Director, independent Board committees, and majority independent Board, with an experienced Executive Chairman who has intimate knowledge of our business, industry and challenges. The Executive Chairman’s in-depth understanding of these matters has also been bolstered through the appointment of our new Chief Executive Officer, who also has extensive operating, leadership and risk management experience from his prior roles. The experience and operating expertise that our Executive Chairman and our Chief Executive Officer bring to the Board, combined with the independent leadership of our Lead Director, allow the Board to promptly identify and raise key risks, hold special meetings of the Board when necessary to address critical issues, and focus management’s attention on areas of concern. Additionally, the Board’s independent committees, or the independent directors as a whole, can objectively assess the risks identified by the Board or by management, as well as management’s effectiveness in managing such risks.

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Proposal 2

An Advisory Vote to Approve the Compensation of our Executive Officers as Disclosed in this Proxy Statement

As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. We have committed to holding say-on-pay votes at each year’s annual meeting until at least the next shareholder vote on the frequency of say-on-pay votes in 2023.

Executive Compensation Disclosures

Detailed discussion and analysis of our executive compensation begins on page 35. See, in particular, the disclosures under “Executive Officers and Compensation – Compensation Discussion and Analysis – Executive Summary” for a concise description of shareholder outreach in which we’ve engaged in regards to the compensation of our executive officers, compensation decisions the Compensation Committee made for 2017, and measures we’ve taken to ensure that executive compensation is aligned with company performance and the creation of shareholder value.

Say-on-Pay Resolution

The Compensation Committee of our Board of Directors believes that our executive compensation programs continue to emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that have aligned the interests of our officer team with those of shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:

“RESOLVED, that the compensation of the executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”

The say-on-pay vote is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Chipotle. However, the Compensation Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends a vote FOR the say-on-pay proposal.

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Proposal 3

Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent auditors, has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2018 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the committee’s appointment of Ernst & Young as independent auditors. If shareholders do not ratify the appointment of Ernst & Young, the committee will reevaluate the appointment. Even if the selection is ratified, the committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2018 if it determines that such a change would be in the best interests of Chipotle and our shareholders.

The Audit Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the committee in deciding whether to retain include:

•

Ernst & Young’s capabilities considering the scope and complexity of our business, and the resulting demands placed on Ernst & Young in terms of technical expertise and knowledge of our industry and business;

•	the quality and candor of Ernst & Young’s communications with the committee and management;

•	Ernst & Young’s independence;

•

the quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young and its peer firms; and

•

the appropriateness of Ernst & Young’s fees, tenure as our independent auditor, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Based on this evaluation, the Audit Committee and the Board believe that retaining Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018, is in the best interests of Chipotle and our shareholders.

The Audit Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the five-year mandatory rotation period. Prior to the mandatory rotation period, at the committee’s instruction, Ernst & Young will select candidates to be considered for the lead engagement partner role, who are then interviewed by members of our management. After considering the candidates recommended by Ernst & Young, management makes a recommendation to the committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner, the members of the committee, individually and/or as a group, will interview the leading candidate, and the committee then considers the appointment and approves the selection as a committee. A new lead engagement partner was appointed for the 2016 audit; the next change in lead engagement partner after the current five-year rotation period will occur for the 2021 audit.

The Audit Committee has adopted a policy which sets out procedures that the committee must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “– Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young for the years ended December 31, 2017 and 2016 were pre-approved by the Audit Committee in accordance with this policy, following a determination by the committee that the fees to be paid to Ernst & Young in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young as our independent auditors.

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Proposal 3 (continued)

Ernst & Young has served as our independent auditors since 1997. Representatives of Ernst & Young are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young for the years ended December 31, 2017 and 2016 were:

Fees for Services	2017	2016
Audit Fees(1)	$943,578	$783,808
Audit-Related Fees	—	—
Tax Fees(2)	37,451	168,426
All Other Fees	—	—
Total Fees	$981,129	$952,234

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations.

(2)	Represents fees for tax consulting and advisory services.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2017, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2017 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by the Auditing Standards 1301, Communication with Audit Committees; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

Paul Cappuccio

Robin Hickenlooper

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy provides that the Audit Committee must pre-approve all audit, review and attest engagements and may do so on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the committee may take into account whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases.

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Proposal 3 (continued)

The committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Financial Officer is also required to report to the committee any non-compliance with this policy of which he becomes aware. The committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full committee. The individual member of the committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the committee.

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Proposal 4

Approval of the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan

Introduction

We are requesting that shareholders approve the amendment and restatement of our Amended and Restated 2011 Stock Incentive Plan, as preliminarily approved by the Board of Directors on March 13, 2018, subject to shareholder approval at the annual meeting. If this proposal is approved:

•	1,270,000 shares will be added to the number of shares authorized for issuance under the 2011 Stock Incentive Plan;

•

Plan provisions regarding incentive awards subject to performance goals will be modified in light of the repeal of the “performance-based compensation” exemption under Section 162(m) of the Internal Revenue Code;

•	the term of the Plan would be extended by approximately two years; and

•	various administrative changes and clarifications will be made or authorized as discussed below.

If this amendment and restatement is not approved by shareholders at the annual meeting, no new shares will be added and equity awards will continue to be granted under the 2011 Stock Incentive Plan as currently in effect.

The 2011 Stock Incentive Plan is our only plan for providing equity incentive compensation to our employees, other than our tax-qualified Employee Stock Purchase Plan that allows employees to purchase our stock at a discount. The Board believes that our 2011 Stock Incentive Plan is in the best interests of shareholders and Chipotle, as equity awards granted under this plan help to attract, motivate, and retain key talent, align employee and shareholder interests, link employee compensation to company performance and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for many of our key employees.

The following discussion and summary of the 2011 Stock Incentive Plan as proposed to be amended and restated is qualified in its entirety by reference to the actual text of the plan document. A copy of the 2011 Stock Incentive Plan as proposed to be amended and restated, marked to show proposed changes versus the plan as currently in effect, is attached as Appendix A to this proxy statement.

Significant Changes in the Amended and Restated 2011 Stock Incentive Plan

We are requesting that shareholders approve the Amended and Restated 2011 Stock Incentive Plan to include the following significant changes:

Increase to Share Reserve

The Board has determined that the 2011 Stock Incentive Plan does not have sufficient shares of common stock under it to support our intended compensation programs. The Board believes that our success is largely dependent on our ability to attract and retain highly-qualified employees, non-employee directors and other key service providers. The Board strongly believes in aligning the interests of our key service providers with those of our shareholders. As such, we are proposing to amend the 2011 Stock Incentive Plan to increase the number of shares of our common stock subject thereto from 5,560,000 shares to 6,830,000 shares.

Changes Relating to the Repeal of Section 162(m)‘s Performance-Based Compensation Exception

The recently-enacted Tax Cuts and Jobs Act repealed the “performance-based compensation” exemption from the limits on deductibility under Section 162(m) for awards granted after November 2, 2017. While there is no federal tax advantage to granting compensation in the form of “performance-based compensation” going forward, we remain committed to granting awards based on achievement of performance goals tied to our success. If the shareholders approve the amendment and restatement, performance goals may be based on, among other things, achievement of revenue, income and return goals and other financial or operational criteria the Compensation Committee of our Board determines to be appropriate. The committee will also be able to reduce award payouts under certain circumstances and have additional flexibility to grant awards subject to performance goals and to establish the length of performance periods.

95% of Time-Vested Shares Must Have a Vesting Schedule of One Year or More

The 2011 Stock Incentive Plan as proposed to be amended and restated requires that at least 95% of shares that vest based on continued employment cannot vest before the first anniversary of their grant date.

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Proposal 4 (continued)

Share Withholding for Tax Purposes In Excess of Statutory Minimum

The proposed amendments to the 2011 Stock Incentive Plan would allow the committee to permit participants who incur a tax obligation in connection with an award under the plan to have Chipotle satisfy associated tax withholding obligations by withholding shares with a value greater than the statutory minimum (currently, 22% of the amount of the related tax obligation).

Corporate Governance Aspects of the 2011 Stock Incentive Plan

The 2011 Stock Incentive Plan includes several provisions that promote best practices by reinforcing alignment with shareholders’ interests. These provisions include, but are not limited to, the following:

•

No Discounted Options or Stock Appreciation Rights: Stock options and stock appreciation rights may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

•

No Repricing without Shareholder Approval: Other than in connection with corporate reorganizations or restructurings, at any time when the purchase price of a stock option or stock appreciation right is above the market value of a share, Chipotle will not, without shareholder approval, reduce the purchase price of such stock option or stock appreciation right and will not exchange such stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash.

•

No Liberal Share Recycling: Shares used to pay the exercise price or withholding taxes related to an equity award under the plan, unissued shares resulting from the net settlement of any such equity awards, and shares purchased by us in the open market using the proceeds of option exercises, do not become available for issuance as future equity awards under the plan.

•	No Transferability: Equity awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

•	No Evergreen Provision: The 2011 Stock Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be automatically replenished.

•	No Automatic Grants: The 2011 Stock Incentive Plan does not provide for automatic grants to any participant.
•	No Tax Gross-ups: The 2011 Stock Incentive Plan does not provide for any tax gross-ups.

Key Terms of the 2011 Stock Incentive Plan

Eligible Persons

Currently, executive officers, officers, other employees, consultants, advisors and non-employee directors of Chipotle and our subsidiaries are eligible to participate in the plan. As of March 23, 2018, this group includes seven non-employee directors and approximately 72,600 employees, consultants and advisors, including our five executive officers.

Types of Awards

The 2011 Stock Incentive Plan authorizes the Compensation Committee to grant non-qualified and incentive stock options, stock appreciation rights and full value awards, including restricted stock, restricted stock units, performance shares, deferred share units, phantom stock or share-denominated performance units. No grants of equity awards are permitted under the plan after March 16, 2023.

Share Reserve

The initial share reserve was 3,360,000 shares of common stock, which was increased to 5,560,000 shares in May 2015, and if the amendment and restatement is approved by shareholders would be increased by an additional 1,270,000 shares to 6,830,000 total shares. As of January 5, 2018, 1,557,994 shares remained authorized but unissued under the plan; as a result, if this proposal is approved, a total of 2,827,994 shares would have been available for issuance under the plan as of that date. Shares issued with respect to full value awards are counted as two shares for every share that is actually issued. For example, if 100 shares are issued with respect to a restricted stock unit award granted under this plan, 200 shares will be counted against the share reserve. A share subject to a stock option or stock appreciation right issued under the 2011 Stock Incentive Plan only counts as one share against the share reserve.

Share Counting Rules

The following rules apply for counting shares against the applicable share limits of the 2011 Stock Incentive Plan:

•

To the extent that an equity award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2011 Stock Incentive Plan.

26	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Proposal 4 (continued)

•

To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option relates to 1,000 shares and is fully exercised at a time when the payment due to the participant is 150 shares (such as due to a net exercise feature or a participant tendering shares to exercise a stock option), 1,000 shares shall nevertheless be the net charge against the applicable share limit. Shares that are exchanged by a participant to pay the exercise price of an option or stock appreciation right granted under the plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any option or stock appreciation right, will not be available for subsequent awards under the plan.

•

Except as otherwise provided below, shares that are subject to awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2011 Stock Incentive Plan will again be available for subsequent awards under the 2011 Stock Incentive Plan. Any such shares subject to full value awards will become available taking into account the two to one share counting rule, discussed above, for these types of awards. For example, if a 100 share restricted stock unit award is made under the plan, the award would count as 200 shares against the plan’s share limit after giving effect to the two to one share counting rule. If the award is later forfeited before it vests, the 200 shares that were originally counted against the plan’s share limit would again be available for subsequent awards under the plan.

•	Shares that are withheld to satisfy the tax withholding obligations related to any award will not be available for subsequent awards under the 2011 Stock Incentive Plan.

•

Chipotle may not increase the applicable share limits of the 2011 Stock Incentive Plan by repurchasing shares of our common stock on the market (including by using cash received through the exercise of stock options or otherwise).

•

Shares issued in connection with awards that are granted by or become obligations of Chipotle through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2011 Stock Incentive Plan, and such awards may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the plan.

Award Limits

The maximum number of shares that may be covered by awards granted under the 2011 Stock Incentive Plan to any single participant during any calendar year is 700,000.

The maximum number that may be covered by “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code may not exceed 300,000.

Vesting and Exercise of Stock Options and Stock Appreciation Rights

The exercise price of stock options granted under the 2011 Stock Incentive Plan may not be less than the fair market value of our common stock on the date of grant. The fair market value is generally the closing price of our common stock on a specified date, although the Compensation Committee is permitted to determine fair market value using any valuation method permitted under the stock rights exemption available under IRS regulations. The maximum exercise period may not be longer than ten years. The committee determines when each stock option becomes exercisable, including the establishment of performance vesting criteria, if any. The award agreement specifies the consequences under the stock option of a recipient’s termination of employment, service as a director or other relationship between us and the participant. Unless otherwise specified in an award agreement for a particular option, unvested stock options vest in full in the event of a participant’s termination without cause or resignation for good reason (as defined in the 2011 Stock Incentive Plan) within two years following a change in control (as defined in the plan). Similar terms and limitations apply to stock appreciation rights under the plan.

Vesting of Full Value Awards

The Compensation Committee may make the grant, issuance, retention, or vesting of full value awards contingent upon continued employment with Chipotle, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate. A full value award may, among other things, involve the transfer of actual shares of common stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock and be subject to performance-based and/or service-based conditions. Unless otherwise specified in an award agreement for a particular award, unvested full value awards vest in full in the event of a participant’s termination without cause or resignation for good reason (as defined in the 2011 Stock Incentive Plan) within two years following a change in control (as defined in the plan).

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	27

Proposal 4 (continued)

Administration

The Compensation Committee administers the 2011 Stock Incentive Plan, and has broad authority to do all things necessary or desirable, in its sole discretion, in connection with plan administration. The committee will select who will receive equity awards; determine the number of shares covered thereby; and, subject to the terms and limitations expressly set forth in the plan, establish the terms, conditions, and other provisions of the equity awards. The committee may interpret the 2011 Stock Incentive Plan and establish, amend, and rescind any rules related to the plan, and make remedial changes to the terms of an outstanding equity award to comply with applicable laws, regulations and listing requirements and to avoid unintended consequences resulting from unexpected events. The committee has the discretion to permit the automatic exercise of vested in-the-money stock options and stock appreciation rights, and can delegate this authority to Chipotle’s management. The committee has the authority to toll the exercise period for stock options and stock appreciation rights if such awards held by a former employee cannot be exercised due to trading or other legal restrictions, but not beyond the maximum expiration date of the stock options or stock appreciation rights.

Claw-back Provision for Executive Officers

Equity awards granted to a participant who is determined by the Board to be an “executive officer” shall be subject to any right that Chipotle may have under any recoupment policy or other agreement with such participant, including any provisions that may be adopted regarding the recovery of “incentive-based compensation” under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Amendments Requiring Shareholder Approval

The Board may terminate, amend, or suspend the 2011 Stock Incentive Plan, provided that no action may be taken by the Board (except those described in “Adjustments” below) without shareholder approval to:

•	increase the number of shares that may be issued under the 2011 Stock Incentive Plan;

•	reprice, repurchase, or exchange underwater stock options or stock appreciation rights;

•	amend the maximum number of shares that may be granted to a participant within a single calendar year;

•	extend the term of the 2011 Stock Incentive Plan;

•	change the class of persons eligible to participate in the 2011 Stock Incentive Plan; or
•	otherwise implement any amendment required to be approved by shareholders under exchange listing rules as in effect from time to time.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock, or any similar equity restructuring transaction (as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718) affecting our common stock, the Compensation Committee will equitably adjust the number and kind of shares available for grant under the 2011 Stock Incentive Plan, the number and kind of shares subject to the award limitations set forth in the plan, the number and kind of shares subject to outstanding awards under the plan, and the exercise price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of Chipotle on outstanding stock options, stock appreciation rights and full value awards granted under the 2011 Stock Incentive Plan shall be determined in the Compensation Committee’s sole discretion. Permitted adjustments include assumption of outstanding equity awards, accelerated vesting, or accelerated expiration of outstanding equity awards, or settlement of outstanding awards in cash.

The Compensation Committee also has the discretion to modify or waive the performance goals of an outstanding performance-based award in the event that an unanticipated change in circumstances renders them unsuitable.

U.S. Tax Consequences under the 2011 Stock Incentive Plan

The following summary sets forth the tax events generally expected for United States citizens under current United States federal income tax laws in connection with equity awards under the 2011 Stock Incentive Plan. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides.

Stock Options

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time a stock option that does not qualify as an “incentive stock option” under the Internal Revenue Code (or the “Code”) is granted under the 2011 Stock Incentive Plan. At the time of exercise of such a non-qualified stock option, the participant will realize ordinary income, and we will be entitled to a deduction (subject to the limitations of Section 162(m) of

28	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Proposal 4 (continued)

the Code), equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

For stock options that qualify for treatment as “incentive stock options” under the Code, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a participant will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income, subject to the limitations of Section 162(m) of the Code. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.

Stock Appreciation Rights; Performance Shares

In general, (a) the participant will not realize income upon the grant of a stock appreciation right or performance shares; (b) the participant will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), in the year cash or shares of common stock are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance shares; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance shares award are the same as described below with respect to a disposition of unrestricted shares.

Restricted Stock; Restricted Stock Units

Unless the participant files an election to be taxed under Section 83(b) of the Code: (a) the participant will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

A participant will not realize income upon the grant of restricted stock units, but will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), when the restricted stock units have vested and been settled in cash and/or shares of our common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our common stock received on the date of issuance.

When the participant disposes of shares of stock received in respect of an award of restricted stock or restricted stock units, the difference between the amounts received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Section 409A

Section 409A of the Code provides additional tax rules governing non-qualified deferred compensation. Generally, Section 409A will not apply to awards granted under the 2011 Stock Incentive Plan, but may apply in some cases to restricted stock unit, performance shares, deferred share units, phantom stock or share-denominated performance units. For such awards subject to Section 409A, certain

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	29

Proposal 4 (continued)

officers of the company may experience a delay of up to six months in the settlement of the awards in shares of company stock.

Withholding

The 2011 Stock Incentive Plan permits us to withhold from awards an amount sufficient to cover withholding taxes. In lieu of cash, the committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

$1 Million Employer Deduction Limit under Section 162(m)

For tax years beginning prior to January 1, 2018, compensation that qualifies as “performance-based compensation” is excluded from the $1 million deduction limit under Section 162(m) of the Code, and therefore remains fully deductible by Chipotle. This deduction limitation under pre-2018 law applies to the chief executive officer and the three other most highly compensated employees employed at the end of the fiscal year other than the chief executive officer and chief financial officer. Generally, options and stock appreciation rights granted by the committee with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant qualify as “performance-based compensation.” Other awards subject to attainment of performance goals set by the committee as provided under the 2011 Stock Incentive Plan can also be treated as “performance-based compensation.” However, there is no assurance that these types of compensation granted under the 2011 Stock Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the plan, such as restricted stock and restricted stock units subject to only service-based vesting conditions, will be subject to the $1 million deduction limitation. Thus, compensation paid to certain named executive officers in connection with such awards with respect to a tax year beginning before January 1, 2018 may, to the extent it and other compensation subject to Section 162(m) exceed $1 million, not be fully deductible by Chipotle.

Effective for tax years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act significantly changes Section 162(m). It expands the scope of “covered employees” to include the chief financial officer and provides that anyone listed as a named executive officer in the Summary Compensation Table in a proxy filing during 2017 or a later year will remain a covered employee regardless of any change in employment. This legislation also repeals the performance-based compensation exemption. As a result, awards granted under the 2011 Stock Incentive Plan and deductible in a tax year beginning on and after January 1, 2018 will be subject to the $1 million limitation irrespective of whether performance goals must be met as a condition for payment. However, an award granted under the 2011 Stock Incentive Plan prior to November 2, 2017 that qualifies as a “written binding contract” under the Tax Cuts and Jobs Act will remain deductible going forward under the pre-2018 law as described above, provided there is no material modification to such award. There is no guarantee that any award granted prior to November 2, 2017 will remain deductible as performance-based compensation under the transition rule.

Key Metrics Related to the 2011 Stock Incentive Plan

The following table sets forth the overhang, burn rate and dilution metrics for 2015 through 2017 under the 2011 Stock Incentive Plan:

	2015	2016	2017	2018
Shares Available for Grant 12/31	2,988	2,165	1,786	1,558	(1)
Burn Rate	1.50%	1.88%	1.39%	N/A
Current Dilution	5.97%	6.52%	6.64%	N/A
Total Potential Dilution	14.41%	12.57%	11.39%	N/A

(1)	As of January 5, 2018, 1,557,994 shares were available for grant under the plan

“Current Dilution” is the number of shares subject to equity awards outstanding but not exercised, divided by the total number of common shares outstanding as of December 31st of the applicable year.

The “Burn Rate” measures how quickly we use shares and is calculated by dividing the number of equity awards granted during any particular period by the number of outstanding shares of common stock as of December 31st of the applicable year. A higher burn rate indicates an increased number of equity awards being granted to employees and/or directors. The burn rate is usually compared to industry data, particularly data furnished by various shareholder services groups.

“Total Potential Overhang” is the number of shares subject to equity awards outstanding but not exercised, plus the number of shares available to be granted, divided by the total number of common shares outstanding as of December 31st of the applicable year.

30	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Proposal 4 (continued)

New Plan Benefits

The benefits that will be awarded or paid in the future under the amended and restated 2011 Stock Incentive Plan cannot currently be determined. Awards granted under this plan after the date of our 2018 Annual Meeting are within the discretion of the Compensation Committee, subject to limits as described above on the maximum amounts that may be awarded to any individual. As of March 23, 2018, 2018, the closing price of a share of Chipotle common stock was $322.30.

As described beginning on page 50, we have entered into an offer letter with Brian Niccol, our Chief Executive Officer, under which Mr. Niccol is entitled to awards of (1) performance shares with a target value of $3.0 million as of the grant date, which will have the same terms and conditions as applicable to annual 2018 performance share awards granted to senior executives of Chipotle generally, and (2) stock appreciation rights with a grant date value of

$2.0 million and an exercise price equal to the closing price of our common stock on the grant date, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting in the event of a termination of employment by Chipotle without cause or by Mr. Niccol for good reason (in each case as defined in the offer letter), and a seven year term. These awards will be made under the 2011 Stock Incentive Plan, regardless of whether this proposal is approved, but had not been made as of the date hereof. We expect to make awards of performance shares and stock appreciation rights with similar terms to those described above to other executive officers and employees under the 2011 Stock Incentive Plan as well, but those awards also had not been made as of the date hereof.

The Board of Directors recommends a vote FOR the approval of the proposed amendment and restatement of the 2011 Stock Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information regarding options and rights outstanding under our equity compensation plans as of December 31, 2017. All options reflected are stock-only stock appreciation rights denominated in shares of our common stock.

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity Compensation Plans Approved by Security Holders	2,211,600	$480.09	2,032,484
Equity Compensation Plans Not Approved by Security Holders	None	N/A	None
Total	2,211,600	$480.09	2,032,484

(1)	Includes shares issuable in connection with awards with performance and market conditions, which will be issued based on achievement of performance criteria associated with the awards, with the number of shares issuable dependent on our level of performance. The weighted-average exercise price in column (b) includes the weighted-average exercise price of SOSARs only.

(2)	Includes 1,786,198 shares remaining available under the 2011 Stock Incentive Plan prior to the amendments being proposed herein, and 246,286 shares remaining available under the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan. In addition to being available for future issuance upon exercise of SOSARs or stock options that may be granted after December 31, 2017, all of the shares available for grant under the 2011 Stock Incentive Plan may instead be issued in the form of restricted stock, restricted stock units, performance shares or other equity-based awards. Each share underlying a full value award such as restricted stock, restricted stock units or performance shares counts as two shares used against the total number of securities authorized under the plan.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	31

Shareholder Proposal

Proposal 5 is a shareholder proposal. If the shareholder proponent of the proposal, or representative who is qualified under state law, is present at the annual meeting and submits the proposal for a vote, the proposal will be voted upon. The shareholder proposal and related supporting statement is included in this proxy statement as submitted by the proponent and we accept no responsibility for its contents. The Board’s statement in opposition to the proposal is presented immediately following the proposal and supporting statement. The name and address of the proponent and the amount of stock owned by such proponent will be promptly provided to any shareholder making an oral or written request for such information to our corporate Secretary at our headquarters.

Proposal 5

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING THAT WE IMPLEMENT

A RIGHT OF SHAREHOLDERS TO ACT BY WRITTEN CONSENT WITHOUT A MEETING

Resolved Chipotle Mexican Grill, Inc. (CMG) shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Supporting Statement: Shareholder rights to act by written consent and to call a special meeting are two complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings.

A shareholder right to act by written consent is one method to equalize our restricted provisions for shareholders to call a special meeting. For instance it takes 25% of shareholders at our company to call a special meeting when many companies allow 10% of shareholders to do so.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67% support at both Allstate and Sprint. Last year the topic won majority votes at Western Union, Ryder System, and BorgWarner Inc.

Given our company’s underperformance relative to the Nasdaq for many years, we believe it is time for this good governance reform. Hundreds of major companies enable shareholders to act by written consent, including 64% of the S&P 500 and 55% of the S&P 1500.

Increase Shareholder Value. Vote for Right to Act by Written Consent – Proposal 5

Statement in Opposition – Proposal to Allow Shareholder Action by Written Consent

Chipotle’s Board is committed to protecting the rights and interests of all Chipotle shareholders. The Board has carefully considered this shareholder proposal and determined that the changes sought by the proposal do not further those interests. Accordingly, the Board recommends a vote AGAINST this proposal.

Allowing shareholder action by written consent as advocated in the shareholder proposal could deprive minority shareholders of the opportunity to voice their views and vote on an action, or even to receive information regarding the matter approved by written consent until after the action has been taken. The proposal provides no procedural protections to provide safeguards for minority shareholders.

For example, the proposal does not require information to be provided to shareholders prior to the consent becoming effective, such as a description of the proposed action, the reasons for the proposed action, and any potential conflicts of interest of the shareholder(s) seeking the action. Moreover, if multiple groups of shareholders were able to solicit written

32	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Shareholder Proposal (continued)

consents at any time and as often as they wish, the solicitation of written consents could create a considerable amount of confusion and disruption among Chipotle’s shareholders, as well as divert the time and attention of our officers, other employees, and the Board from the management of the company’s business.

The proposal also does not prevent or limit the potential for abuse in employing this method of approving corporate actions. For instance, it would not limit the ability of a group of shareholders to accumulate a short-term voting position by borrowing shares from other shareholders and then taking action without those shareholders knowing that their voting rights were being used to take such action. Shareholders who have loaned their stock are better able to take action to protect and exercise their voting rights at a shareholder meeting than if an action is permitted by written consent without appropriate procedural safeguards. In addition, a group of shareholders could also use a consent solicitation to remove and replace directors and effectively assume control of Chipotle without having to pay a control premium to shareholders.

In light of the concerns expressed above, the Board believes that a more open, transparent, and democratic way for shareholders to exercise their rights regarding important issues affecting our company is through annual or special shareholder meetings, so that all shareholders have the ability to voice their concerns, the issues can be fully discussed, and all shareholders can vote on the issues. Under our bylaws, holders of 25% of our outstanding common stock can request that a special meeting of shareholders be held. Shareholders also have the right to bring business before the shareholders at annual meetings, as evidenced by this proposal and other shareholder proposals included in our proxy statements for previous annual meetings.

Moreover, we believe our shareholders have significant access to the Board, and rights and protections that provide shareholders with ample power to express any concerns, and to move to effect change if they believe it is necessary. For example:

•     Members of the Board are elected annually by majority vote in uncontested director elections, and any incumbent director who does not receive a majority of the votes cast for his or her election is required to offer to resign from the Board.

•     As noted above, holders of 25% of our outstanding common stock can request a special meeting of shareholders.

•     As noted above, shareholders may submit proposals for presentation at an annual meeting (including nominations of director candidates).

•     Shareholders can communicate directly with any director (including the Lead Independent Director), any Board committee or the full Board by following the procedures set forth on page 17.

•     The Board consists of a substantial majority of independent directors.

For the reasons stated above, the Board believes that the proposal is not in the best interests of Chipotle or its shareholders.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	33

Executive Officers and Compensation

EXECUTIVE OFFICERS

In addition to Steve Ells, our Executive Chairman, and Brian Niccol, our Chief Executive Officer, whose biographies are included in Proposal 1 under the heading “Information Regarding the Board of Directors,” our executive officers as of March 23, 2018, are as follows:

EXECUTIVE OFFICERS

John R. (Jack) Hartung, 60, is Chief Financial Officer and has served in this role since 2002. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees compensation and benefits, and Chipotle’s European operations. Mr. Hartung joined Chipotle after spending 18 years at McDonald’s where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Scott Boatwright, 45, was appointed Chief Restaurant Officer in May 2017, and shortly thereafter assumed direct accountability for all restaurant operations. Prior to Chipotle, Mr. Boatwright spent 18 years with Arby’s Restaurant Group in various leadership positions, including for the last six years as the Sr. Vice President of Operations, where he was responsible for the performance of over 1,700 Arby’s restaurants in numerous states. Scott holds an MBA from the J. Mack Robinson College of Business at Georgia State University.

Curt Garner, 48, was appointed Chief Digital and Information Officer in March 2017. Mr. Garner joined Chipotle in November 2015 as Chief Information Officer, and prior to that had worked for Starbucks Corp. for 17 years, most recently serving as Executive Vice President and Chief Information Officer. Mr. Garner has a Bachelor of Arts degree in economics from The Ohio State University. He serves as a director of Aerohive Networks, Inc. (NYSE: HIVE).

34	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Executive Officers and Compensation (continued)

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers, and explains the Compensation Committee’s determinations as to the actual compensation of our executive officers for 2017. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives regarding the compensation of our executive officers that appear following this section.

Letter from the Compensation Committee of our Board of Directors

Dear Fellow Shareholder,

2017 was a year of ongoing challenges and turnaround for Chipotle. For 2017 we made significant progress and reported year-over-year increases across several key metrics:

•   Revenue increased 14.7%.

•   Comparable restaurant sales increased 6.4%.

•   Net income increased from $22.9 million to $176.3 million.

Nevertheless, Chipotle continues to face obstacles and related negative publicity that have had a serious adverse impact on our brand. As a result, our stock price declined 23% in 2017.

Against this backdrop, Chipotle made considerable strategic changes to both our senior management team and the Board during the past year, including:

•   CEO Transition: In November 2017, the company announced that Steve Ells would be transitioning from Chairman and CEO to Executive Chairman upon the appointment of a new CEO – and effective March 5, 2018, Brian Niccol was appointed CEO. See “CEO Transition” below for additional details.

•   Appointment of Chief Restaurant Officer (CRO): Scott Boatwright was appointed CRO in May 2017 and has direct accountability for all restaurant operations.

•   Board Refresh: We added four new directors to the Board in December 2016, and each new director was re-elected to the Board at the 2017 annual meeting. Four of our prior directors did not stand for re-election at the 2017 annual meeting.

Our executive compensation programs, including the incentives for our new CEO, have been and are essential to our ongoing turnaround and rebuilding. Our incentive plans explicitly focus on motivating the executives to achieve our operating objectives – most significantly, increasing comparable restaurant sales and restaurant level cash flow – and increase our stock price. Importantly, these incentive plans create alignment with our shareholders on both the upside and downside. Our commitment to performance-based long-term incentives is evidenced by the equity awards we agreed to make to Mr. Niccol, our new CEO, of which the majority is performance-based, including the following:

•   Sign-On Award (to incentivize Mr. Niccol to join us): 100% of the award denominated in stock appreciation rights with a premium exercise price equal to 125% of the closing price of Chipotle’s common stock on the grant date.

•   Make-Whole Award (to replace forfeited unvested equity awards held at his prior employer): 50% of the award denominated in stock appreciation rights with a premium exercise price equal to 110% of the closing price of Chipotle’s common stock on the grant date.

•   Annual Award for 2018: 60% of the award will be denominated in performance shares with 3-year goals, and 40% of the award will be denominated in stock appreciation rights with an exercise price equal to 100% of the closing price of Chipotle’s common stock on the grant date.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	35

Executive Officers and Compensation (continued)

Letter from the Compensation Committee of our Board of Directors

As a result of our incentive plans and the committee’s governance of those plans, we have a history of shareholder aligned pay for performance. Consistent with that history:

•   While our 2017 annual incentive plan formula yielded a payout to the executive officers (below target), the committee decided that, in light of our share price performance for 2017, our CEO, CFO and Chief Marketing and Strategy Officer would not receive annual incentive plan payouts.

•   This is the third year in a row these executive officers were not paid any cash bonuses.

Further, the committee reviewed Mr. Ells’s realizable pay (for a definition of realizable pay, see “Executive Summary – Alignment of CEO Realizable Pay and Performance” below) from 2015-2017 to evaluate the alignment of his pay and Chipotle stock price performance:

•   We have reduced Mr. Ells’s annual long-term incentive award over the past several years; his 2017 equity award grant date value is approximately 61% lower than it was in 2014.

•   Realizable pay value for Mr. Ells as of December 31, 2017 was approximately 17% of the 2015-2017 total compensation value (including target annual bonuses).

Based on all of the foregoing, as well as input from our independent compensation consultant and other factors, the committee continues to believe that there has been strong alignment between the CEO’s pay and our stock price performance.

The committee has also conducted substantial shareholder outreach consistently since 2014, including throughout 2017 and into early 2018. We evaluate and modify our equity incentive design and grant sizes in the context of shareholder perspectives, to ensure motivation of our highly-valued executive team while maintaining alignment with shareholder interests.

Our say-on-pay proposal is found at Proposal 2, and our Board recommends that you vote “FOR” this proposal. In support of this recommendation, we invite you to read the Compensation Discussion & Analysis that follows for further information on our compensation philosophy and decisions. We are confident that our programs are clearly linked to performance and aligned with shareholder interests, while appropriately incentivizing our management team. We look forward to maintaining ongoing dialogue with our shareholders.

In closing, the members of the Compensation Committee would like to thank the shareholders with whom we spoke over the course of 2017 for their insights and candor. We value the support and input of our shareholders, and we look forward to continuing to have an open dialogue. We have great confidence in the abilities of our new CEO and the entire leadership team at Chipotle to rebuild shareholder value and continue to grow the company.

Neil Flanzraich, Lead Director and Chair of the Compensation Committee

Ali Namvar

Matthew Paull

Executive Summary

Performance Overview for 2017

2017 was a year of continued turnaround for Chipotle – highlighted by our accomplishments in three key areas:

•	Operations
•	Hired Scott Boatwright as our Chief Restaurant Officer in May 2017.
•	Launched a dedicated centralized training program to ensure our teams’ primary focus will be on delivering an outstanding guest experience in our restaurants.
•	Implemented a new guest satisfaction system in our restaurants.
•	Restructured field support team, and modified field incentives to drive greater accountability for results at all levels.

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Executive Officers and Compensation (continued)

•	Enhancing Guest Experience Through Digital and Catering
•	Increased our digital sales by 50% over 2016, which was driven in part by the new version of our mobile app.
•	Reduced guest wait times as we continue to optimize the digital experience through our Smarter Pickup Times system.
•	Offered delivery support for catering in 40% of our restaurants.

•	Reinvesting in Our Existing Restaurants:
•	Developed preliminary designs for new restaurants that will have the ability to be applied to our existing restaurants.
•	Completed plans to launch a significant refresh and maintenance upgrades (e.g., replace lighting, upgrade equipment) in 2018.

These and other accomplishments helped us achieve year-over-year increases across several key financial metrics:

•	Revenue increased 14.7% on a year-over-year basis.

•	Comparable restaurant sales increased 6.4% on a year-over-year basis.

•	Net income increased from $22.9 million to $176.3 million.

While these results were encouraging, they did not translate into share price performance in 2017 and we recognize that there is more work to be done. As a result, in late 2017 and into early 2018, we made additional leadership changes with the objective of further elevating the Chipotle brand and performance in 2018 and beyond.

Shareholder Outreach in 2017

At our 2017 annual meeting of shareholders, 93% of the votes cast by our shareholders supported our say-on-pay proposal, which was an increase from the 72% approval at our 2016 annual meeting.

Over the course of 2017, shareholder engagement with members of the Board on compensation and governance issues reached holders of over 50% of our outstanding common stock. We view these discussions as an important opportunity to develop broader relationships with investors over the long term and to engage in open dialogue on compensation and governance related issues.

We took investor feedback into account, and took a number of actions in 2017 to address this feedback, as depicted below:

What We Heard from Shareholders	What Chipotle Did
• Concerned with select features of 2016 performance share award design.

•   Modified 2016 awards, with agreement from continuing executive officers, to reduce maximum payout, increase the duration over which stock price performance must be sustained in order for awards to vest, and add a cap in the event our stock price declines after stock price goals are achieved during the performance period.

• Desire to ensure there is balance in performance share award design and that design is complementary to key strategic objectives.	• Introduced a key financial metric – comparable restaurant sales increases – into the 2017 performance share design in addition to challenging absolute stock price targets.
• Concerned with the level of equity awards to our CEO.	• Reduced 2017 equity award level for our CEO by 31% (at target).
• Desire to ensure pay and performance alignment.

•   Retained absolute stock price goals in our 2017 performance share awards and also added a comparable restaurant sales metric.

•   As a result of annual incentive plan goals not being met, our CEO, CFO and Chief Marketing and Strategy Officer did not earn annual incentive payouts for the 2015, 2016 and 2017 plan years.

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Executive Officers and Compensation (continued)

2017 Pay Actions

As a result of the above, our 2017 executive officer pay was significantly impacted:

Action	Additional Considerations
• No base salary increases for our CEO, CFO or Chief Marketing and Strategy Officer.	• Our Chief Restaurant Officer was hired in 2017.

•   While our annual incentive plan (AIP) formula yielded a payout, the committee exercised its discretion and, in light of our share price performance for 2017, decided that our CEO, CFO and Chief Marketing and Strategy Officer would not receive payouts.

• This is the third consecutive year for which our CEO, CFO and Chief Marketing and Strategy Officer did not receive an AIP payout.
• Performance shares were awarded to executives tied to highly challenging absolute stock price and comparable restaurant sales goals.

•   The intention of our LTI awards is to clearly align the largest component of our executive officers’ compensation with the creation of shareholder value.

•   As of December 31, 2017, the realizable value of these awards was $0.

Alignment of CEO Realizable Pay Value and Performance

The Compensation Committee reviews multi-year realizable pay value analyses for the executive officers to inform design and award levels for annual equity awards. We calculate realizable pay as the sum of annual base salary, actual annual incentive plan award paid, the “in-the-money” value of SOSARs and of performance shares that are based on achievement of absolute stock price targets, and, for performance shares that are based on the level of relative achievement versus the peer group or against internal goals, the current value as determined by measuring performance thus far in the performance period and determining the resulting level of assumed payout.

•

The aggregate realizable pay value of the total base salary, annual incentive payout, and long-term incentives, or LTI, paid to our CEO for the last three fiscal years (2015-2017) was estimated to be $7.9 million at the end of 2017, or approximately 17% of the three-year total disclosed compensation value (consisting of total compensation as disclosed in the Summary Compensation Table, plus target annual bonuses as disclosed in the Grants of Plan-Based Awards Table, for each years).

•

The realizable pay value of our last three fiscal years of LTI awards to our CEO was estimated to be $3.3 million at the end of 2017, or approximately 9% of the three-year total LTI values disclosed in the Summary Compensation Table. The realizable pay value was attributable to the 2015 performance share award, which was valued at 27.7% of the value disclosed in the Summary Compensation Table for the award in the year of grant.

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Executive Officers and Compensation (continued)

These findings demonstrate alignment of the CEO’s realizable pay with shareholders’ investment performance over the three-year time period shown in the Summary Compensation Table. During that time, Mr. Ells’s realizable pay value was 80% lower than his total disclosed compensation, and his realizable LTI value was 91% lower than his disclosed LTI compensation value.

In addition to company-specific pay-for-performance, the Compensation Committee also reviews multi-year analyses that compare our CEO’s realizable pay value and our company performance to the CEO realizable pay values and company performance at our peer group companies. Findings from these analyses, based on three- and four-year realizable pay and company performance, reflected that Mr. Ells’s realizable pay as a percentage of pay opportunity is the lowest of the peers during the periods analyzed. The committee believes this is appropriate given our stock price performance during these time periods, and also believes this further reflects the committee’s commitment to shareholder-aligned pay for performance.

Alignment of Executive Compensation with Shareholder Interests: What We Do and Don’t Do

What We Do	What We Don’t Do

☑   Conduct extensive shareholder engagement on compensation and governance related issues. Engage in careful consideration of the annual say-on-pay results and respond to shareholder feedback when appropriate.

☒ Executive officers and directors are prohibited from hedging or pledging shares of Chipotle stock or holding Chipotle stock in margin accounts.
☑ Employ an LTI program based entirely on performance-based equity awards.	☒ No stock option repricing, reloads, exchanges or options granted below market value without shareholder approval.
☑ Maintain a strong link between financial and operational goals, shareholder value creation and executive compensation.	☒ No change-in-control agreements.

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Executive Officers and Compensation (continued)

What We Do	What We Don’t Do

☑   Ensure our compensation programs are designed to discourage excessive risk taking, with design features including the incorporation of multiple performance measures in our incentive programs, strong executive stock ownership guidelines, three-year performance and vesting periods on LTI awards, payout limitations in performance share awards in the event of deteriorating stock price performance, and clawback provisions in LTI award agreements that incorporate expected SEC clawback rules.

☒ Equity awards include double triggers in order for an executive to receive benefits in connection with a change in control.
☑ Use an independent compensation consultant who is engaged directly by the committee to advise on executive compensation matters.	☒ Engage the committee’s consultant for additional work for or on behalf of the executive officers.

CEO Transition

Executive Chairman Agreement

On November 28, 2017, we entered into an Executive Chairman Agreement with Mr. Ells that provided for his transition to the role of Executive Chairman of the Board once Chipotle appointed a new CEO. Following a comprehensive search process, the Board appointed Brian Niccol as Chipotle’s new CEO, effective March 5, 2018, and in conjunction with this appointment Mr. Ells assumed the role of Executive Chairman. Under the Executive Chairman Agreement, Mr. Ells will have an annualized base salary for the 2018 fiscal year of $900,000, a target annual bonus opportunity under the AIP of 100% of his base salary, and he was awarded a special stock-only stock appreciation right (SOSAR) award on January 7, 2018, with an exercise price of $500 per share, which equated to a nearly 60% premium to the grant date stock price of $313.79. The SOSARs are scheduled to vest on July 7, 2019, and if vested, will first be exercisable on January 4, 2021, and will expire on January 4, 2022. The grant date fair value of this special award was approximately 40% below Mr. Ells’s 2017 annual LTI award as CEO. Further details of the Executive Chairman Agreement are disclosed below under “– Executive Agreements.”

Executive Officer Retention Awards

On January 9, 2018, we entered into retention agreements with certain employees, including our executive officers other than Mr. Ells. The retention agreements were intended to encourage the employees’ continued service to Chipotle during the pendency of a search for Chipotle’s next CEO and the subsequent leadership transition, and were approved by the Compensation Committee. Specifically, the committee determined that if uncertainty associated with the planned hiring of a new CEO were to cause one or more executive officers to leave Chipotle, such departures would have a high potential to be very disruptive to our organization, the morale of our teams, and our turnaround efforts (particularly in the areas of operations and IT/digital). In determining the award amounts, the committee considered multiple factors, including external market data, the executives’ historical compensation, and the expected cost to recruit and replace executives in these roles. Further details of the retention agreements are disclosed below under “– Executive Agreements.”

New CEO Compensation

On March 5, 2018, Brian Niccol assumed the role of CEO at Chipotle. In connection with his joining us as CEO, we entered into an offer letter with Mr. Niccol providing that Mr. Niccol will have an annualized base salary of $1.2 million, a target annual bonus for the 2018 fiscal year of 150% of his base salary, a $1.0 million sign-on bonus, and an entitlement to certain equity awards. Further details of the offer letter are disclosed below under “– Executive Agreements.”

Compensation Philosophy and Objectives

Our philosophy with regard to the compensation of our employees, including our executive officers, is to reinforce the importance of performance and accountability at the corporate, regional and individual levels. We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our

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Executive Officers and Compensation (continued)

compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:

•	Attracting, motivating, and retaining highly capable executives who are vital to our short- and long-term success, profitability, and growth;

•	Aligning the interests of our executives and shareholders by rewarding executives for the achievement of strategic and other goals that we believe will enhance shareholder value; and

•	Differentiating executive rewards based on actual performance.

The committee believes that these objectives are most effectively advanced when a significant portion of each executive officer’s overall compensation is in the form of at-risk elements such as annual incentive bonuses and long-term incentive-based compensation, which should be structured to closely align compensation with actual performance and shareholder interests.

The committee’s philosophy in structuring executive compensation rewards is that performance should be measured by comparing our company performance to market-wide performance in our industry, as well as subjectively evaluating each executive officer’s performance.

Objectives of our Executive Compensation Program

The overarching objective of our executive compensation program is to motivate our entrepreneurial and innovative management team to create long-term shareholder value. Our success will be driven by our people and their commitment to our brand.

Executive Compensation Program Components and Structures

Our executive compensation program is comprised of three primary components:

BASE SALARY	ANNUAL CASH BONUS (AIP)	EQUITY COMPENSATION (LTI)

Determined based on the position’s importance within Chipotle, the executive’s experience, and external market data.	Determined under our company-wide Annual Incentive Plan, or AIP, which provides for variable payouts based on achievement against operating and financial performance goals approved by the committee at the beginning of each year, as well as evaluations of performance against individual goals and objectives.

Aligns the incentives of our executive officers with shareholder interests and rewards the creation of shareholder value.

•    For 2017, in response to a decline in the level of approval of our say-on-pay vote in 2016, and after significant ongoing dialogue with shareholders, we amended the 2016 awards to address concerns expressed by shareholders. We also used a similar structure for the 2017 awards with lower grant date values than the 2016 awards.

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Executive Officers and Compensation (continued)

Variable Pay

The Compensation Committee allocates pay among these components in a manner designed to place performance at the forefront of our overall executive compensation program. This is illustrated in the following graphics, which reflect the heavy emphasis placed on variable, performance-based pay elements (based on 2017 base salary, target AIP bonus and LTI grant date value):

Factors in Setting Executive Officer Pay

The committee sets compensation for the executive officers annually after considering the following factors:

•	Chipotle’s performance relative to goals approved by the committee

•	The business climate in the restaurant industry, general economic conditions and other factors

•	Each executive officer’s experience, knowledge, skills and personal contributions

•	Levels of compensation for similar jobs at market reference points

•	The degree of difficulty in committee-approved goals

The CEO makes recommendations to the committee regarding compensation for the other executive officers after reviewing Chipotle’s overall performance and each executive officer’s personal contributions. The committee is responsible for approving executive officer compensation and has broad discretion when setting compensation types and amounts.

With respect to the CEO, the committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and makes determinations regarding the CEO’s compensation level based on that evaluation.

As part of its reviews of executive compensation, the committee reviews tally sheets that show historical pay for each executive officer (including the CEO), as well as their accumulated equity. These tally sheets are used as a reference point to assist the committee in understanding the overall compensation provided to each executive officer.

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Executive Officers and Compensation (continued)

Roles and Responsibilities of the Committee, Compensation Consultant and the CEO in Setting Executive Officer Compensation

Compensation Committee The committee is currently comprised of three independent directors and reports to the Board

•   Retains independent consultants and counsel to assist it in evaluating compensation and fulfilling its obligations as set forth in its charter.

•   Works with the CEO to set performance goals at the beginning of each year targeted to positively influence shareholder value.

•   Evaluates CEO performance in relation to those goals and Chipotle’s overall performance.

•   Determines and approves compensation for our executive officers.

•   Reviews and approves overall compensation philosophy and strategy, as well as all compensation and benefits programs in which our executive officers participate.

•   Reviews applicable peer group and broader market data as one of multiple reference points.

•   Engages with shareholders and others to receive stakeholder input on executive compensation matters.

Consultant to the Compensation Committee

Pay Governance, an independent compensation consultant, has been retained by the committee to provide consulting advice on matters of governance and executive compensation

•   Provides advice and opinion on the appropriateness and competitiveness of our compensation programs relative to market practice, our strategy and internal processes.

•   Performs functions at the direction of the committee.

•   Attends committee meetings when requested.

•   Provides advice regarding compensation decision-making governance.

•   Provides market data, as requested.

•   Consults on various compensation matters.

•   Confers with the committee, the CEO, the CFO and the company’s compensation and benefits team on incentive goals (annual and long-term).

Chief Executive Officer With the support of other members of the management team, including the internal compensation and benefits team

•  Works with the other executive officers to set performance goals at the beginning of each year that are targeted to positively influence shareholder value; goals are reviewed and approved by the Compensation Committee.

•  Reviews performance of the other executive officers and makes recommendations to the committee with respect to their compensation.

•  Confers with the committee concerning design and development of compensation and benefit plans for Chipotle executive officers and employees.

Role of Market Data and Our Peer Group

Market Data

The committee believes the investment community generally assesses our company performance by reference to a peer group composed primarily of other companies in the restaurant industry, and our management team and Board also reference such peer company performance in analyzing and evaluating our business.

Each year, the committee’s independent compensation consultant provides the committee with pay data for executive officer roles and the incentive plan structures of the companies in our peer group. The committee does not explicitly benchmark our executive officers’ compensation to the peers, but the peer group data is one of multiple reference points used to evaluate our executive compensation programs.

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Executive Officers and Compensation (continued)

2017 Peer Group

The peer group used for 2017 was generally comprised of publicly-traded companies in the Restaurants or Hotel, Resorts & Cruise Line (focus on hotels) primary industries as defined by the Global Industry Classification Standard (GICS), with annual revenues between $1 billion and $8 billion (0.25x to 2.0x Chipotle). The committee also included select peers with whom we compete for executive talent above the upper end of this range (for example, our Chief Digital and Information Officer was formerly an executive at Starbucks Corporation), and excluded companies serving a substantially different market or client base than we do. The committee expanded the peer group for 2017 beyond solely restaurants to include select companies in the hospitality industry that had revenues and market capitalization approximating Chipotle’s, given our enhanced focus on customer service.

$ in millions
Company Name	Revenues(1)	Market Cap(2)
McDonald’s Corporation	$22,820	$137,212
Starbucks Corporation	$22,728	$81,711
Darden Restaurants, Inc.	$7,631	$11,875
YUM! Brands, Inc.	$5,878	$27,502
Wyndham Worldwide Corporation	$4,613	$11,741
Bloomin’ Brands, Inc.	$4,213	$1,948
Brinker International, Inc.	$3,142	$1,798
Cracker Barrel Old Country Store, Inc.	$2,941	$3,813
Panera Bread Company	$2,838	—
Domino’s Pizza, Inc.	$2,788	$8,266
Hyatt Hotels Corporation	$2,767	$8,748
The Cheesecake Factory Incorporated	$2,261	$2,121
Texas Roadhouse, Inc.	$2,220	$3,746
Buffalo Wild Wings, Inc.	$2,026	$2,429
Papa John’s International, Inc.	$1,783	$1,966
Jack in the Box Inc.	$1,554	$2,888
Red Robin Gourmet Burgers, Inc.	$1,381	$730
The Wendy’s Company	$1,223	$3,977
Ruby Tuesday, Inc.	$913	—
Bob Evans Farms, Inc.	$440	$1,580

Peer Group Median	$2,777	$3,779

Chipotle Mexican Grill, Inc.	$4,476	$8,160
Percent Rank	77%	65%

Notes:

(1)	Trailing 12 months as of December 31, 2017.
(2)	As of December 31, 2017.

The committee reviews the composition of the peer group periodically and will make adjustments to the peer group in response to changes in the size or business operations of Chipotle and of companies in the peer group, companies in the peer group being acquired or taken private, and other companies in the GICS restaurant industry becoming public.

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Executive Officers and Compensation (continued)

2017 Compensation Program

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year, and also to provide them with income regardless of our stock price performance, which helps avoid incentives to create short-term stock price fluctuations and mitigates the impact of forces beyond our control such as general economic and stock market conditions.

The committee reviews the base salary of each executive officer at least annually, and adjusts salary levels as the committee deems necessary and appropriate in its discretion.

Recommendations for the executive officers (other than the CEO) are provided to the committee by our CEO. The committee reviews the CEO’s base salary and recommends any changes for review and approval by the full Board. Adjustments to base salaries, if any, typically occur during the first quarter of each year. Base salaries for each executive officer are set forth below.

	Base Salaries
Executive Officer	2016	2017	% Change
Steve Ells	$1,540,000	$1,540,000	0%
Jack Hartung	$800,000	$800,000	0%
Mark Crumpacker	$600,000	$600,000	0%
Curt Garner(1)	***	$489,375	***
Scott Boatwright(2)	N/A	$410,000	N/A

(1)	Mr. Garner was not an executive officer in 2016.

(2)	Mr. Boatwright was hired in May 2017.

Annual Incentive Plan

The AIP is our annual cash incentive program for all employees. Our executive officers participate in the AIP alongside other eligible salaried employees, with slight variations to the plan terms in order to appropriately incentivize our executive officers to drive superior business results. The formula to determine payouts under the 2017 AIP consisted of a company performance factor (CPF), a team performance factor (TPF) and an individual performance factor (IPF):

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Executive Officers and Compensation (continued)

Target goals for business performance metrics used to determine the CPF are set at the beginning of the year. Achievement at the target level of each performance metric would yield a CPF of 100%, equating to a payout at the target level. The CPF is adjusted up or down based on the performance versus the underlying performance metrics. As a result of our underperformance versus the AIP performance metrics in 2017, as depicted below, the CPF was 47% of target.

$ in millions
Metric	Target	Actual	Impact on CPF
AB Grade	86%	84%	(5)%
Max 15 Minute Trans.	29.0	25.8	(11)%
Comparable Restaurant Sales	9.0%	6.4%	(9)%
Out of Store ADS	$450	$444	(1)%
Restaurant Cash Flow Margin	19.3%	16.9%	(28)%

	A. Beginning CPF:		100%
	B. Actual Perf. Impact to CPF:		(53)%
	C. Final CPF (A + B)*		47%
	*Cannot be less than 0%

The TPF uses the same underlying performance measures as the company performance measure, but is based on regional-or corporate office-specific goals. For 2017, the TPF that was applicable to the executive officers was based on a weighted-average of regional results and was 56% of target.

The IPF is a function of an individual employee’s performance rating for the year. The committee evaluates the performance of the CEO to determine his individual performance factor, and approves individual performance factors for each of the other executive officers after considering recommendations from the CEO.

While our AIP formula yielded a payout based on our operating and financial results for 2017, the committee made a determination that, in light of our share price performance for the year, our CEO, CFO and Chief Marketing and Strategy Officer would not receive AIP payouts. The committee further concluded that Messrs. Garner and Boatwright, each of whom were recent appointees to their position and have not achieved the level of historical rewards that our other officers have, but whom we nonetheless expect to be important contributors to our ongoing turnaround, would receive the payouts as specified under the 2017 AIP formula and our actual performance.

	Target 2017 AIP Bonus						Actual as % of Target
Executive Officer	% of Base Salary	Dollar Value	CPF	TPF	IPF	Actual 2017 AIP Bonus
Steve Ells	125%	$1,925,000	47%	56%	N/A	$0	0%
Jack Hartung	85%	$680,000	47%	56%	N/A	$0	0%
Mark Crumpacker	65%	$390,000	47%	56%	N/A	$0	0%
Curt Garner	65%	$318,079	47%	56%	125%	$139,786	60%
Scott Boatwright(1)	65%	$156,979	47%	56%	125%	$69,624	61%

(1)	Dollar amounts for Mr. Boatwright are pro-rated, based on his start date of May 30, 2017.

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Executive Officers and Compensation (continued)

Long-Term Incentives – 2017 Performance Share Award Design

In early 2017, we conducted shareholder outreach and discussed our potential 2017 performance share award design with several of our largest shareholders. The 2017 performance share award design uses a stock price performance goal similar to the 2016 design, while adding a comparable restaurant sales increase goal as well.

•

As a result of our trailing one-year stock price range of approximately $350 to $540, the committee determined that it would be appropriate to establish a stock price performance goal of $600 for threshold payout and $650 for target payout, in order to ensure the awards would be aligned with the restoration of substantial shareholder value while also being achievable enough to provide meaningful incentive value to our executive officers. The stock price goal was well above the stock price of $427.61 on the date of grant and will require the restoration of substantial shareholder value before the awards pay out at all. As a result, the committee determined that the stock price goal was appropriately challenging.

•

Comparable restaurant sales is a metric closely followed by our management, our shareholders, and securities analysts and is a key measure for any growth-oriented restaurant or retail organization. Restoring our industry-leading economic model will be substantially dependent on comparable restaurant sales growth, and including this measure in the award ties any payout to a strong company sales recovery, rather than tying the payout solely to stock price performance.

The absolute stock price goals have similar parameters as the 2016 awards:

•	60-day average to determine stock price goal achievement.

•

End-of-period performance modifier providing that if the average stock price for the last 60 days in the performance period is below $600, then the final payout will be no higher than target, even if an above-target average stock price was achieved during the performance period.

Metric	Weighting	Performance Period	Performance Level	Stock Price / 3-Year CRS CAGR Goals	Payout (as % of target)
Absolute Stock Price	2/3	Feb. 19, 2017 to Feb. 19, 2020	Threshold	$600	50%
			Target	$650	100%
			Maximum	$900	350%
CRS 3-Year Compound Annual Growth Rate	1/3	Jan. 1, 2017 to Dec. 31, 2019	Threshold	5%	50%
			Target	7%	100%
			Maximum	11%	300%

Given stock price performance and financial results, the committee believed a reduction in the target value of the 2017 performance share award as compared to 2016 was appropriate, and reduced Mr. Ells’s target award value significantly:

Target 2017 Award Value	Percentage Change versus 2016 (at target)
$8.6 million	-31%

“Target value” refers to the number of shares payable at target level performance, multiplied by the stock price as of the grant date. The target value of the 2016 performance share award for Mr. Ells was $12.5 million. The grant date fair value shown in the Summary Compensation Table for 2016 was $14.0 million as a result of the accounting expense valuation required by SEC reporting requirements, which differs from the target value; the grant date fair value reflected in the Summary Compensation Table for Mr. Ells for 2017 was $9.3 million.

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Executive Officers and Compensation (continued)

Other Bonus Payments

In addition to the AIP bonus paid to Mr. Garner for 2017, we also paid a portion of Mr. Garner’s sign-on bonus, totaling $250,000, following the second anniversary of Mr. Garner’s commencement of employment with us. This sign-on bonus was provided for in the offer letter we entered into with Mr. Garner at the time he joined us in 2015.

Additionally, in May 2017, the committee authorized the payment to Mr. Garner of a one-time discretionary bonus totaling $176,501 (intended to approximate an actual after-tax payout of $100,000) in recognition of the expanding importance of Mr. Garner’s role with the company and outstanding performance by Mr. Garner individually as well as his team.

Long-Term Incentives – 2015 Performance Share Award Vesting

The 2015 performance share award was based on our relative performance compared to the 2015 restaurant industry peer group in average annual revenue growth, net income growth and total shareholder return during the three-year performance period from January 1, 2015 through December 31, 2017. In March 2018, the awards paid out between threshold and target; the value of the shares received as of the payout determination date was approximately 31% of the values disclosed in the Summary Compensation Table for each executive officer who received the award, driven by our below-target performance as well as the decline in our stock price during the performance period. Shares paid out under this award will be disclosed in the Option Exercises and Stock Vested table of our proxy statement for the 2019 annual meeting of shareholders.

Benefits and Perquisites

In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives, and with additional benefit programs that are not available to all employees throughout our company.

Perquisites are generally provided to help us attract and retain top performing employees for key positions, and in some cases perquisites are designed to facilitate our executive officers bringing maximum focus to what we believe to be demanding job duties. In addition to the perquisites identified in notes to the Summary Compensation Table below, we have occasionally allowed executive officers to be accompanied by a guest when traveling for business on an airplane owned or chartered by us. Executive officers have also used company-owned or chartered airplanes for personal trips, in which case we require the executive officer to fully reimburse us for the cost of personal use of the airplane, except where prohibited by applicable regulations. Our executive officers are also provided with personal administrative and other services by company employees from time to time, including scheduling of personal appointments, performing personal errands, and use of company-provided drivers. We believe that the perquisites we provide our executive officers are consistent with market practices, and are reasonable and consistent with our compensation objectives.

We also administer a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

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Executive Officers and Compensation (continued)

Executive Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers. These guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program.

The ownership guidelines, reflected as a targeted number of shares to be owned, are presented below for each current named executive officer as well as our newly - appointed CEO. The guidelines are reviewed for possible adjustment each year and may be adjusted by the committee at any time.

Officer	Requirement (# of Shares)	Actual Ownership(1)	Actual Ownership as Multiple of Base Salary(2)
Steve Ells	31,000	196,802	70X
Brian Niccol	31,000	30,141	8X
Jack Hartung	7,000	30,427	12X
Curt Garner	3,000	4,780	3X
Scott Boatwright	3,000	3,824	3X

(1)	Includes unvested RSUs.

(2)	Based on the closing stock price and base salary rates in effect as of March 23, 2018.

Shares underlying unvested restricted stock or restricted stock units count towards satisfaction of the guidelines, while shares underlying SOSARs (whether vested or unvested) and unearned performance shares do not count. Executive officers who do not meet the guidelines are allowed five years to acquire the requisite number of shares to comply. All of our executive officers meet the stock ownership guidelines.

Stock ownership guidelines applicable to non-employee members of our Board of Directors are described on page 15.

Prohibition on Hedging and Pledging

To further align the interests of our officers with those of our shareholders, we have adopted a policy prohibiting our directors and certain employees, including all of the executive officers, from hedging their Chipotle stock ownership, pledging their shares of Chipotle stock as collateral for loans, or holding shares of Chipotle stock in margin accounts.

Executive Agreements

Historically, we have generally not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. Accordingly, in 2017 and prior years we typically have not had any written agreements requiring that we make post-employment severance payments to executive officers in the event of termination of employment of any executive officer. In addition, payouts under the AIP are conditioned on the employee being employed as of the payout date.

As previously described, in connection with the transition of Mr. Ells to Executive Chairman and our CEO search and subsequent appointment of Mr. Niccol as CEO, we have entered into agreements with each of the executive officers, as described below. As described on page 40, we believe these agreements were necessary to ensure a smooth and orderly CEO transition. The structures of these agreement were based on an extensive review of external market practices and the specific circumstances of each executive.

In addition, we have entered into an Executive Agreement with Mr. Boatwright, which provides that if Mr. Boatwright’s employment is terminated by us, other than for cause, at any time prior to May 29, 2019, Mr. Boatwright will be entitled to a severance payment of up to 12 months of his then-current base salary. The number of months’ salary to which he would be entitled would be reduced by one for each month of employment following May 29, 2018.

Executive Chairman Agreement

On November 28, 2017, we entered into an Executive Chairman Agreement with Mr. Ells that provided for his transition to the role of Executive Chairman of the Board once Chipotle appointed a new CEO. Following a comprehensive search process, the Board appointed Brian Niccol as Chipotle’s new CEO, effective March 5, 2018, and in conjunction with this appointment Mr. Ells assumed the role of Executive Chairman. Under the Executive Chairman Agreement, Mr. Ells will have an annualized base salary for the 2018 fiscal year of $900,000, a target annual bonus opportunity under the AIP of 100% of his base salary, and a maximum annual bonus opportunity of 225% of his base salary. Further, under the agreement, Mr. Ells was awarded a special stock-only stock appreciation right (SOSAR) award on January 7, 2018, with an exercise price of $500 per share, which equated to a nearly 60% premium to the grant date stock price of $313.79. The SOSARs will vest on July 7, 2019, subject to Mr. Ells’s continued employment through the vesting date, and possible accelerated vesting

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Executive Officers and Compensation (continued)

upon Mr. Ells’s earlier termination of employment by Chipotle without cause, by Mr. Ells with good reason, or due to his death or disability. The SOSARs, if vested, will first be exercisable on January 4, 2021, and will expire on January 4, 2022. The grant date fair value of this special award was approximately 40% below Mr. Ells’s 2017 annual LTI award as CEO.

Under the agreement, Mr. Ells has agreed that, while he is employed by Chipotle and for a two-year period thereafter, he will not, (a) directly or indirectly, own, manage, operate, control, be employed, or engaged in any capacity (whether or not for compensation) by, or render services, advice, or assistance in any capacity to, a business competing with Chipotle in the continental United States, (b) recruit, hire, or solicit Chipotle’s employees, or (c) induce any of Chipotle’s suppliers, licensees, or other business relations to cease doing business with Chipotle or interfere with the relationship between any such supplier, licensee, or other business relation and Chipotle. The agreement also includes customary confidentiality provisions and a mutual non-disparagement covenant. If Mr. Ells’s employment is terminated by Chipotle without cause or by Mr. Ells with good reason, then, subject to his continued compliance with the restrictive covenants set forth in the agreement, the company will continue to pay Mr. Ells his then-current base salary during the applicable restricted period.

Executive Officer Retention Awards

On January 9, 2018, we entered into retention agreements with certain employees, including our executive officers other than Mr. Ells. The retention agreements were intended to encourage the employees’ continued service to Chipotle during the pendency of a search for Chipotle’s next Chief Executive Officer and the subsequent leadership transition, and were approved by the Compensation Committee.

The agreement for Mr. Hartung provides for a cash retention bonus of $1,000,000, scheduled to vest and become payable on the first anniversary of the appointment of a permanent successor to Steve Ells as Chipotle’s Chief Executive Officer. The agreement for Mr. Crumpacker provides for a cash retention bonus of $600,000, scheduled to vest and become payable on the first anniversary of the execution of the agreement. The agreements for Messrs. Garner and Boatwright provide for cash retention bonuses of $500,000 for Mr. Garner and $400,000 for Mr. Boatwright, scheduled to vest and become payable in equal installments at the conclusion of each calendar quarter of 2018. The foregoing vesting and payment provisions are subject to the employee recipient’s continuous employment with Chipotle through the vesting date, and the employee recipient’s not having given Chipotle notice of the employee’s termination of employment with Chipotle (other than resignation with “good reason” as defined in the agreement) on or prior to the vesting date. If Chipotle terminates the employee recipient’s employment for “cause” (as defined in the agreement) following the vesting date but prior to payment of the retention bonus, the retention bonus will be automatically forfeited. If, prior to the vesting date, Chipotle terminates the employee recipient’s employment without cause (and other than due to the employee’s death or disability, as defined in the agreement) or the employee recipient terminates the employee’s employment with good reason, provided the employee timely executes a general release of claims in favor of Chipotle and such release becomes irrevocable, the retention bonus will fully vest as of the date on which the release becomes effective, and be paid to the employee recipient in a cash lump-sum at the same time as the bonus would have been paid if the employee had remained actively employed with the Chipotle through the payment date. If the employee recipient’s employment terminates for any other reason (including as a result of the employee’s death or disability, termination by Chipotle for cause, or termination by the employee without good reason), or the employee gives Chipotle notice of resignation without good reason, in either case prior to the vesting date, the employee will automatically forfeit the retention bonus.

Additionally, the agreements for Messrs. Garner and Boatwright provided for awards of SOSARs in respect of 18,386 shares for Mr. Garner and 14,709 shares for Mr. Boatwright, and RSUs in respect of 4,780 shares for Mr. Garner and 3,824 shares for Mr. Boatwright. The SOSARs have an exercise price of $313.79 per share, which was the closing price of Chipotle common stock as of the grant date, and both the SOSARs and RSUs are scheduled to vest equally on the second and third anniversaries of the grant date, subject to possible acceleration of vesting in the event of the recipient’s termination without cause or resignation for good reason, or a change in control of Chipotle without issuance of a replacement award to the recipient.

New CEO Compensation

On March 5, 2018, Brian Niccol assumed the role of CEO at Chipotle. In connection with his joining us as CEO, we entered into an offer letter with Mr. Niccol providing that Mr. Niccol will have an annualized base salary of $1.2 million, a target annual bonus opportunity for the 2018 fiscal year of 150% of his base salary, and a maximum

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Executive Officers and Compensation (continued)

annual bonus opportunity for the 2018 fiscal year of 225% of his base salary, and further provides that payment of his 2018 target annual bonus is guaranteed, subject to his continued employment through the date annual bonuses are paid to Chipotle’s senior executives generally. In addition, the offer letter entitled Mr. Niccol to receive the following equity awards: (i) an annual equity award grant for 2018 consisting of (A) performance shares with a target value of $3.0 million as of the grant date, which will have the same terms and conditions as applicable to annual 2018 performance share awards granted to senior executives of Chipotle generally; and (B) stock appreciation rights with a grant date value of $2.0 million and an exercise price equal to the closing price of Chipotle’s common stock on the grant date, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting in the event of a termination of employment by Chipotle without cause or by Mr. Niccol for good reason, and a seven-year term; (ii) a sign-on award, which was made to Mr. Niccol on his start date, consisting of stock appreciation rights in respect of 53,086 shares and an exercise price equal to 125% of the closing price of Chipotle’s common stock on the grant date, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described, and a seven-year term; and (iii) a make-whole award – to replace forfeited unvested equity awards held at his prior employer – that was awarded to Mr. Niccol as of his start date and consisting of (A) stock appreciation rights in respect of 114,840 shares and an exercise price equal to 110% of the closing price of Chipotle’s common stock on the grant date, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described, and a seven-year term; and (B) restricted stock units totaling 30,141 shares, which will vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described. The offer letter further provides that if Mr. Niccol’s employment is terminated by Chipotle without cause, or by Mr. Niccol with good reason, in either case prior to the fifth anniversary of the commencement of his employment with the company, Mr. Niccol will be entitled to a severance payment of two times the sum of his annual base salary and target annual bonus opportunity (or, if higher, the amount of the annual bonus paid to him for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs). The offer letter also entitles Mr. Niccol to employee benefits generally offered by Chipotle from time to time, and further provides for the payment to Mr. Niccol of a $1.0 million signing bonus, which must be repaid if Mr. Niccol’s employment is terminated by Chipotle for cause or by Mr. Niccol without good reason, in either case prior to the first anniversary of his start date with Chipotle.

Under the offer letter, Mr. Niccol has agreed that, (i) while he is employed by Chipotle and for a one-year period thereafter, he will not, directly or indirectly, own, manage, operate, control, be employed, or engaged in any capacity (whether or not for compensation) by, or render services, advice, or assistance in any capacity to, a business operating fast-casual, quick-service or casual dining restaurants in the continental United States where Chipotle or any of its affiliates conduct business, and (ii) while he is employed by Chipotle and for a two-year period thereafter, he will not (a) solicit or hire Chipotle’s employees, or (b) induce any of Chipotle’s suppliers, licensees, or other business relations to cease doing business with Chipotle or interfere with the relationship between any such supplier, licensee, or other business relation and Chipotle. The offer letter also includes customary confidentiality and mutual non-disparagement provisions.

Separation Agreement

On March 13, 2018, we entered into a Separation Agreement with Mr. Crumpacker in connection with the termination of Mr. Crumpacker’s employment with Chipotle, effective March 15, 2018. The agreement entitles Mr. Crumpacker to cash severance totaling 26 weeks of pay at his base salary, and related benefits pertaining to post-employment extension of health insurance benefits, and also allows him a period of 12 months to exercise vested SOSARs, rather than the 90-day period provided in the award agreements. The agreement further provides that Mr. Crumpacker releases any legal claims against Chipotle, will not disparage Chipotle or interfere with our relationships with customers, suppliers, shareholders or the public, and agrees to hold certain information about Chipotle confidential, subject to exceptions to ensure compliance with applicable law. The agreement also provides that for a one-year period following his resignation, Mr. Crumpacker will not (i) directly or indirectly, own, manage, operate, control, be employed, or engaged in any capacity (whether or not for compensation) by, or render services, advice, or assistance in any capacity to, a business operating fast-casual, quick-service or casual dining restaurants in the continental United States where Chipotle or any of its affiliates conduct business, or (ii) solicit or hire Chipotle’s employees, or induce any of Chipotle’s suppliers, licensees, or other business relations to cease doing business with Chipotle or interfere with the relationship between any such supplier, licensee, or other business relation and Chipotle.

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Executive Officers and Compensation (continued)

Compensation Program Risk

In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the Committee also considers risks that may be inherent in such programs, policies and procedures. The Committee has determined that it is not reasonably likely that our compensation programs, policies and procedures will have a material adverse effect on our company.

Tax and Other Regulatory Considerations

Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that compensation of more than $1,000,000 paid to the chief executive officer or to certain other executive officers of a public company will not be deductible for federal income tax purposes unless amounts above $1,000,000 qualify for one of several exceptions. The committee’s primary objective in designing executive compensation programs is to support and encourage the achievement of our company’s strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m).

We have implemented the 2014 Cash Incentive Plan as an umbrella plan under which AIP bonuses are paid in order to meet requirements to deduct the amount of the payouts from our reported income under Section 162(m). Under the 2014 plan, the committee sets maximum bonuses for each executive officer and other key employees. If the bonus amount determined under the AIP for participants in the 2014 plan is lower than the maximum bonus set under the 2014 plan, the committee has historically exercised discretion to pay the lower AIP bonus rather than the maximum bonus payable under the 2014 plan.

Effective for taxable years beginning after December 31, 2017, qualifying performance-based compensation is generally no longer excluded from the limits on deductibility under Section 162(m). The committee has not changed its primary objective in designing executive compensation, and while it intends to continue to align executive compensation with company performance and shareholders interests, it does not currently expect to significantly alter its approach to executive compensation in light of the changes in law regarding Section 162(m).

Accounting Rules

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB Topic 718) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee.

Neil W. Flanzraich, Chairperson

Ali Namvar

Mathew Paull

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Executive Officers and Compensation (continued)

2017 COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS(1)	STOCK AWARDS (2)	OPTION AWARDS (3)	NON-EQUITY INCENTIVE PLAN COMPENSATION(4)	ALL OTHER COMPENSATION(5)	TOTAL
STEVE ELLS	2017	$1,540,000	—	$9,324,505	—	—	$187,675	$11,052,180
Executive Chairman; former Chief Executive Officer(6)	2016	$1,540,000	—	$14,002,740	—	—	$120,356	$15,663,096
	2015	$1,526,000	—	$12,030,036	—	—	$281,858	$13,837,891
JACK HARTUNG	2017	$800,000	—	$4,196,010	—	—	$209,150	$5,205,160
Chief Financial Officer	2016	$792,308	—	$5,886,337	—	—	$175,559	$6,854,204
	2015	$745,769	—	$5,052,179	—	—	$235,361	$6,033,309
MARK CRUMPACKER(7)	2017	$600,000	—	$3,450,091	—	—	$125,347	$4,175,438
Former Chief Marketing and Strategy Officer	2016	$590,000	—	$4,200,822	—	—	$109,914	$4,900,736
	2015	$532,077	—	$3,608,930	—	—	$141,581	$4,282,588
CURT GARNER(8)	2017	$483,299	$426,501	—	$2,653,500	$139,786	$206,468	$3,909,555
Chief Digital and Information Officer

SCOTT BOATWRIGHT(9)	2017	$236,538	—	—	$1,194,757	$69,624	$215,486	$1,716,406
Chief Restaurant Officer

(1)	Amounts under “Bonus” represent a $250,000 sign-on bonus paid to Mr. Garner on the second anniversary of his joining Chipotle, as agreed at the time he joined us in 2015, as well as a discretionary bonus as further described under “Compensation Discussion and Analysis – 2017 Compensation Program – Other Bonus Payments.”

(2)	Amounts under “Stock Awards” represent the grant date fair value under FASB Topic 718 of performance shares awarded in 2015, 2016 and 2017, and for the 2015 award, for which vesting was considered probable as of the grant date. See Note 6 to our audited consolidated financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K filed with the SEC on February 8, 2018, for descriptions of the methodologies and assumptions we use to value stock awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718. The 2016 performance share awards will not pay out or have any value unless the price of our common stock exceeds an average of $700 for a period of 60 consecutive trading days, before February 3, 2019, and the 2017 performance share awards will not pay out or have any value unless the price of our common stock exceeds an average of $600 for a period of 60 consecutive trading days, before February 19, 2020. For further discussion, see above under “Compensation Discussion and Analysis – 2017 Compensation Program – Long Term Incentives – 2017 Performance Share Award Design.”

(3)	Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of SOSARs awarded in 2017. See Note 6 to our audited consolidated financial statements for the year ended December 31, 2017, as referenced in footnote 2, for descriptions of the methodologies and assumptions we use to value SOSAR awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718. The SOSAR awards reflected in this table have the exercise prices reflected in the Grants of Plan-Based Awards table below, and expire in February 2024 for Mr. Garner and May 2024 for Mr. Boatwright.

(4)	Amounts under “Non-Equity Incentive Plan Compensation” represent the amounts earned under the AIP for the relevant year.

(5)	Amounts under “All Other Compensation” for 2017 include the following:

•

Matching contributions we made on the executive officers’ behalf to the Chipotle Mexican Grill, Inc. 401(K) plan as well as the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan, in the aggregate amounts of $61,600 for Mr. Ells, $32,123 for Mr. Hartung, and $27,198 for Mr. Crumpacker. See “Non-Qualified Deferred Compensation for 2017” below for a description of the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan.

•

Company car costs, which include the depreciation expense recognized on company-owned cars or lease payments on leased cars (in either case less employee payroll deductions), insurance premiums, and maintenance and fuel costs, or a car allowance paid to officers who choose not to receive a company car. Company car costs for Mr. Ells were $49,585, for Mr. Hartung were $45,210, for Mr. Crumpacker were $34,123, for Mr. Garner were $35,100, and for Mr. Boatwright were less than $25,000.

•	Housing costs, including monthly rent and utilities payments, of $43,200 for Mr. Hartung and $45,300 for Mr. Crumpacker, and a net $54,000 housing allowance for Mr. Garner.

•	Relocation costs, including moving expenses, of $169,069 for Mr. Boatwright.

•

$57,776 for Mr. Hartung, $18,186 for Mr. Crumpacker, $84,691 for Mr. Garner, and $25,909 for Mr. Boatwright for reimbursement of taxes payable in connection with taxable perquisites under rules of the Internal Revenue Service.

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Executive Officers and Compensation (continued)

•

Commuting expenses, which include air fare, airport parking and ground transportation relating to travel between home and our company headquarters, totaling $30,302 for Mr. Hartung and $32,156 for Mr. Garner.

•	$75,950 in personal legal fees and disbursements paid to counsel for Mr. Ells in connection with the Executive Chairman Agreement.

(6)	Mr. Ells became Executive Chairman effective upon our appointment of Mr. Niccol as Chief Executive Officer on March 5, 2018.

(7)	Mr. Crumpacker was appointed Chief Marketing and Strategy Officer in September 2017, after previously serving as Chief Marketing and Development Officer. Mr. Crumpacker’s employment terminated on March 15, 2018.

(8)	Mr. Garner was appointed Chief Digital and Information Officer, and designated as an executive officer, in March 2017, after previously serving as Chief Information Officer.

(9)	Mr. Boatwright was appointed Chief Restaurant Officer in May 2017, and designated as an executive officer in September 2017.

GRANTS OF PLAN-BASED AWARDS IN 2017

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS(2) (# shares)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
NAME	GRANT DATE	AWARD DESCRIPTION	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (# shares)	TARGET (# shares)	MAXIMUM (# shares)
STEVE ELLS
	n/a	AIP	$0	$1,925,000	$4,331,250
	2/19/17	Performance Shares				10,000	20,000	66,667			$9,324,505
JACK HARTUNG
	n/a	AIP	$0	$680,000	$1,530,000
	2/19/17	Performance Shares				4,500	9,000	30,000			$4,196,010
MARK CRUMPACKER
	n/a	AIP(3)	$0	$390,000	$877,500
	2/19/17	Performance Shares(3)				3,700	7,400	24,667			$3,450,091
CURT GARNER
	n/a	AIP	$0	$318,079	$715,679
	2/20/17	SOSARs							25,000	$427.61	$2,653,500
SCOTT BOATWRIGHT
	n/a	AIP(4)	$0	$156,079	$353,204
	5/30/17	SOSARs							10,090	$475.70	$1,194,757

(1)	Each executive officer was entitled to a cash award to be paid under our 2014 Cash Incentive Plan, although as a matter of practice the Compensation Committee exercises discretion to pay each executive officer a lesser amount determined under the AIP as described under “Compensation Discussion and Analysis – 2017 Compensation Program – Annual Incentive Plan.” Amounts under Threshold reflect that no payouts would be paid under the AIP if achievement against company targets under the AIP were sufficiently below target. Amounts under Target reflect the target AIP bonus, which would have been paid to the executive officer if each of the company performance factor, team performance factor and individual performance factor under the AIP had been set at 100 percent. Amounts under Maximum reflect the AIP bonus which would have been payable had each of the company performance factor, team performance factor and individual performance factor been at the maximum level. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled Summary Compensation Table above.

(2)	All equity awards are denominated in shares of common stock, and were granted under the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan. See “Terms of 2017 Performance Share Awards” and “Terms of 2017 SOSAR Awards” below for a description of the vesting terms for the Performance Shares and SOSARs granted during 2017. See Note 6 to our audited consolidated financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K filed with the SEC on February 8, 2018, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718. The grant date fair value of Performance Share awards is included in the “Stock Awards” column of the Summary Compensation Table above for each executive officer for 2017, and the grant date fair value of SOSARs awards is included in the “Option Awards” column of the Summary Compensation Table above for each executive officer for 2017.

(3)	In connection with the termination of Mr. Crumpacker’s employment in March 2018, these awards were cancelled and forfeited.

(4)	AIP amounts for Mr. Boatwright are pro-rated, based on his start date of May 30, 2017.

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Executive Officers and Compensation (continued)

Terms of 2017 Performance Share Awards

Vesting of the performance share awards granted to the executive officers in 2017 will be based on Chipotle’s stock price performance and growth in comparable restaurant sales over the three-year performance term.

Two-thirds of the awards will pay out only if the average closing price of Chipotle’s common stock for any period of 60 consecutive trading days during performance term is at least $600, which is approximately 52% higher than the closing price of Chipotle’s common stock as of the grant date. The number of shares issuable at the end of the performance term will be determined based on the highest average closing stock price achieved for any period of 60 consecutive trading days during the performance term. Additionally, if the average closing stock price of Chipotle’s common stock during the last 60 consecutive trading days of the performance period is below $600, the maximum payout of the award will be no greater than the target payout, regardless of whether a higher payout level was actually achieved earlier in the performance period.

The other one-third of the awards will pay out only if the average annual growth in Chipotle comparable restaurant sales during the three fiscal years ending December 31, 2017, 2018 and 2019 is at least 5%.

Vesting and payout of each award is subject to the recipient’s continued employment through the vesting date, subject to the potential pro-rata payout to the recipient or his estate in the event of termination due to death, disability or retirement, and to potential accelerated vesting in the event of certain terminations within two years of certain change in control transactions. We filed the form of Performance Share Agreements for these grants as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on April 27, 2016.

Terms of 2017 SOSAR Awards

Each SOSAR represents the right to receive shares of common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the exercise price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The exercise price of the SOSARs is equal to the closing price of our common stock on the date the committee approved the grants. The SOSARs are subject to vesting in equal amounts on the second and third anniversary of the grant date, subject to potential acceleration of vesting in the event of termination due to death, disability, or retirement, and to potential accelerated vesting if the SOSARs are not replaced in the event of certain in control transactions. We filed the form of SOSAR Agreements for these grants as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on April 20, 2012.

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Executive Officers and Compensation (continued)

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

	OPTION AWARDS						STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE		OPTION EXERCISE PRICE	OPTION EXPIRATION DATE		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
STEVE ELLS
	87,500	—		$543.20	2/3/2021		7,444	(2)	$2,151,539	(3)
	43,750	43,750	(1)	$543.20	2/3/2021		13,500	(4)	$3,901,905	(3)
							10,000	(5)	$2,890,300	(3)
JACK HARTUNG
	25,000	—		$318.45	2/7/2020		3,126	(2)	$903,508	(3)
	25,000	—		$318.45	2/7/2020		5,675	(4)	$1,640,245	(3)
	30,000	—		$543.20	2/3/2021		4,500	(5)	$1,300,635	(3)
	15,000	15,000	(1)	$543.20	2/3/2021
MARK CRUMPACKER
	4,000	—		$318.45	2/7/2020	(6)	2,233	(2)	$645,404	(3)
	4,000	—		$318.45	2/7/2020	(6)	4,050	(4)(7)	$1,170,572	(3)
	2,000	—		$365.80	6/8/2020	(6)	3,700	(5)(7)	$1,069,411	(3)
	15,000	—		$543.20	2/3/2021	(6)
	7,500	7,500	(1)	$543.20	2/3/2021	(6)
CURT GARNER
	5,500	5,500		$554.86	12/15/2022
	—	25,000		$417.22	4/27/2023
	—	25,000		$427.61	2/10/2024
SCOTT BOATWRIGHT
	—	10,090		$475.70	5/30/2024

(1)	Vesting of the unvested portion of these Performance SOSARs was contingent upon our achievement of stated levels of cumulative cash flow from operations prior to the fifth fiscal year-end following the award date, with vesting to occur no sooner than February 3, 2017. The SOSARs vested in full as of March 12, 2018.

(2)	Represents shares issuable under the 2015 performance share awards, assuming achievement at the threshold level. Payout was based on relative achievement versus our restaurant industry peer group in sales growth, net income growth and total shareholder return over the three year performance period. In March 2018, the awards paid out between threshold and target.

(3)	Based on the closing stock price of our common stock on December 29, 2017 of $289.03 per share.

(4)	Represents shares issuable under the 2016 performance share awards, assuming achievement at the threshold level (which would require that our average closing stock price for any period of 60 consecutive trading days during the performance period is at least $700).

(5)	Represents shares issuable under the 2017 performance share awards, assuming achievement at the threshold level (which would require that our average closing stock price for any period of 60 consecutive trading days during the performance period is at least $600, in addition to achievement of comparable restaurant sales goals). The performance terms for the 2017 performance share awards are further described above under “– Terms of 2017 Performance Share Awards.”

(6)	In connection with the termination of Mr. Crumpacker’s employment in March 2018, the expiration date of these awards was amended to March 19, 2019.

(7)	In connection with the termination of Mr. Crumpacker’s employment in March 2018, these awards were cancelled and forfeited.

OPTION EXERCISES AND STOCK VESTED IN 2017

None of our executive officers exercised SOSARs during 2017, and no full-value shares of stock vested during 2017.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2017

The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees who elect to participate in the plan, including our executive officers, to make contributions to deferral accounts once the participant has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1 percent to 50 percent of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1 percent to 100 percent of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100 percent on the first 3 percent of compensation contributed and 50 percent on the next

56	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Executive Officers and Compensation (continued)

2 percent of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution. Amounts credited to a participant’s deferral accounts fluctuate in value to track a variety of available investment choices selected by the participant (which may be changed by the participant at any time), and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to either or both of the participant’s Supplemental Account or Deferred Bonus Account, in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of one or both of a participant’s deferral accounts are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are unsecured general obligations of ours to pay the value of the accounts to the participants at times determined under the plan.

The table below presents contributions by each executive officer, and our matching contributions, to the Supplemental Deferred Investment Plan during 2017, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2017.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY(1)	REGISTRANT CONTRIBUTIONS IN LAST FY(2)	AGGREGATE EARNINGS) IN LAST FY(3)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FYE(4)
Steve Ells	$63,500	$50,800	$109,158	$429,654	$800,320
Jack Hartung	$136,000	$27,200	$86,037	—	$6,428,117
Mark Crumpacker	$22,732	$16,398	$54,786	—	$343,892

(1)	These amounts are reported in the Summary Compensation Table as part of each executive’s “Salary” for 2017.

(2)	These amounts are reported in the Summary Compensation Table as part of each executive’s “All Other Compensation” for 2017.

(3)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(4)	These amounts include amounts previously reported in the Summary Compensation Table as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” for years prior to 2017 (ignoring for purposes of this footnote any investment losses on balances in the plan and any withdrawals/distributions), in the following aggregate amounts: $2,450,615 for Mr. Ells, $5,631,631 for Mr. Hartung, and $347,689 for Mr. Crumpacker.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Certain Agreements

As of December 31, 2017, we were party to an Executive Chairman Agreement with Mr. Ells, and an employment agreement with Mr. Boatwright, pursuant to which we agreed to certain severance payments in the event of certain terminations of employment. The amount of those payment entitlements in connection with various termination events are described below.

In the event Mr. Ells’s employment was terminated as of December 31, 2017, by Chipotle without cause or by Mr. Ells with good reason, then subject to his continued compliance with the restrictive covenants set forth in the agreement,

Mr. Ells would have been entitled to salary continuation payments totaling $1.8 million.

In the event Mr. Boatwright’s employment was terminated as of December 31, 2017, for any reason other than by Chipotle for cause, Mr. Boatwright would have been entitled to severance payments totaling $410,000.

Agreements we entered into subsequent to December 31, 2017 with executive officers other than Mr. Ells also provide for severance payments in the event of certain terminations of employment. Terms of those agreements are described above under “Compensation Discussion and Analysis – Executive Agreements.”

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	57

Executive Officers and Compensation (continued)

We have in the past paid severance to executives or other key employees who have left us, and we may negotiate individual severance arrangements with any executive officer whose employment with us terminates in the future, depending on the circumstances of the executive’s termination.

Payouts under the AIP are conditioned on the employee being employed as of the payout date.

Equity Awards

The terms of the equity-based awards made to our executive officers provide for post-employment benefits in certain circumstances. However, of the unvested equity-based awards outstanding as of December 31, 2017, all unvested SOSARs held by the executive officers, as well as the 2016 and 2017 performance share awards, were “underwater” based on the closing price of our common stock on December 31, 2017 and therefore had no value as of that date. The amount of any potential payout of the 2015 performance share awards as of December 31, 2017 was undeterminable due to the lack of peer group data against which our relative performance could be compared in order to determine payout. Actual payout of the 2015 performance shares in March 2018 is described above under “Compensation Discussion and Analysis – 2017 Compensation Program – Long-Term Incentives – 2015 Performance Share Award Vesting.”

CEO PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, U.S. publicly-traded companies are required to disclose the ratio of their CEO’s annual total compensation to that of their median employee. This disclosure is required in this proxy statement and requires that our median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.

Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. In particular, it is important to bear in mind that Chipotle employs over 70,000 people in our 2,400-plus restaurants around the world, all of which are company-owned and not franchised, which will impact the comparability of our CEO pay ratio to that of many other restaurant or retail companies who operate under a franchised model.

We calculated our CEO to median employee pay ratio in accordance with the Dodd-Frank Act and Item 402(u) of the SEC’s Regulation S-K, to arrive at a reasonable estimate calculated in accordance with SEC regulations and guidance. We identified our median employee by using total 2017 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2017 (annualized in the case of full- and part-time employees who joined Chipotle during 2017); we excluded from total 2017 compensation certain unusual or non-recurring items not available to all employees generally, to arrive at a consistently applied compensation measure. This resulted in identification of a median employee with total compensation of $13,582 using the consistently applied compensation measure. This total compensation figure reflects employment on a part-time basis, and is not necessarily representative of the compensation of other restaurant employees or of our overall compensation practices.

Based on an annual total compensation of our median employee for 2017 of $13,582, and annual total compensation for our CEO in 2017 as reported in the Summary Compensation Table above of $11.05 million (a large majority of which represents the grant date value of performance share awards that had no value as of December 31, 2017, and that will require the price of our common stock to more than double from the closing price on December 31, 2017, and our comparable restaurant sales to increase significantly, in order to deliver any value to the CEO), the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation would be computed to be 814 to 1. When including total compensation for our CEO using realizable pay from 2017 compensation as described above under “Compensation Discussion and Analysis – Executive Summary – Alignment of CEO Realizable Pay Value and Performance,” the CEO to median employee pay ratio would be computed to be 113 to 1. We believe such realizable pay for our CEO results in a more meaningful comparison of compensation actually received in the year by our CEO and median-compensated employee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10 percent of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2017.

58	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Certain Relationships and Related Party Transactions

Agreements With Pershing Square Capital Management, L.P.

See “Proposal 1 – Election of Directors – Director Nomination Process – Investor Agreement Regarding Board Nominations” for details regarding the Investor Agreement entered into with Pershing Square on December 14, 2016. Concurrent with the Investor Agreement, we also entered into a Confidentiality Agreement allowing Pershing Square to receive non-public information regarding Chipotle, subject to specified confidentiality obligations.

Additionally, on February 3, 2017, we entered into a Registration Rights Agreement with Pershing Square. Pursuant to the Registration Rights Agreement, Pershing Square may make up to four requests that we file a registration statement to register the sale of shares of our common stock that Pershing Square beneficially owns, subject to the limitations and conditions provided in the Registration Rights Agreement. The Registration Rights Agreement also provides that we will file and keep effective, subject to certain limitations, a shelf registration statement covering shares of our common stock beneficially owned by Pershing Square, and also provides certain piggyback registration rights to Pershing Square. We would be responsible for the expenses of any such registration.

The registration rights provided in the agreement terminate as to any Pershing Square shareholder upon the earliest of (i) the date on which such shares are disposed of pursuant to an effective registration statement, (ii) the date on which such securities are sold pursuant to Rule 144, and (iii) such shareholder ceasing to beneficially own at least 5% of our outstanding common stock, provided such shareholder no longer has a representative serving on our Board, and is permitted to sell shares of common stock beneficially owned by such shareholder under Rule 144(b)(1) of the Securities Act. The Registration Rights Agreement also contains customary indemnification provisions.

The Investor Agreement, Confidentiality Agreement and Registration Rights Agreement contain various other obligations and provisions applicable to Chipotle and

Pershing Square. The foregoing descriptions of the Investor Agreement, the Confidentiality Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the Investor Agreement (including the form of Confidentiality Agreement included as an exhibit thereto), which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 19, 2016, and the Registration Rights Agreement, which is attached as Exhibit 10.11 to our Annual Report on Form 10-K filed with the SEC on February 7, 2017.

Other Registration Rights

Prior to our initial public offering in 2006, certain of our current shareholders, including Steve Ells, who is now our Executive Chairman, and Albert S. Baldocchi, a member of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, these directors are entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	59

Other Business and Miscellaneous

The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2019 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2019 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 3, 2018, unless the date of our 2019 annual meeting is more than 30 days before or after May 22, 2019, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2019 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than the close of business on January 22, 2019, and no later than the close of business on February 21, 2019, unless the date of the 2019 annual meeting is more than 30 days before or 60 days after May 22, 2019. If the date of the 2019 annual meeting is more than 30 days before or 60 days after May 22, 2019, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2019 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Code of Conduct, Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by phone at (303) 605-1042, by writing to Investor Relations, Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, or by email to ir@chipotle.com. We will promptly deliver a separate copy to you upon written or oral request.

ATTENDANCE AT THE MEETING

To attend the meeting, you must be a shareholder on the record date of March 23, 2018, and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners and to one guest accompanying each registered or beneficial owner. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing Shareholder Meeting Registration at www.proxyvote.com and following

60	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Other Business and Miscellaneous (continued)

the instructions provided (you will need the control number included on your proxy card, voter instruction form or notice).

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. Eastern Time on May 21, 2018. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis.

On the day of the meeting, each shareholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket, and you may be denied admission if you do not. Seating will begin at 7:30 a.m. local time and the meeting will begin at 8:00 a.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. You may be required to enter through a security check before being granted access to the meeting.

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2017 Annual Report, including our Annual Report on Form 10-K for fiscal year 2017 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report on Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	61

Appendix A

MARKED TO SHOW PROPOSED CHANGES VS. PLAN AS CURRENTLY IN EFFECT

AMENDED AND RESTATED

CHIPOTLE MEXICAN GRILL, INC.

2011 STOCK INCENTIVE PLAN

1.    ~~Effective Date;~~ Purpose of the Plan

The purpose of the Amended and Restated Chipotle Mexican Grill, Inc. ~~established, effective~~2011 Stock Incentive Plan as ~~of March 6, 2011, the~~ set forth herein (this “Plan”) is to attract and retain Employees, Consultants and Non-Employee Directors and to provide additional incentives for these persons consistent with the long-term success of the business of Chipotle Mexican Grill, Inc. (the “Company”) and its Subsidiaries. This Plan was most recently approved by stockholders on May 13, 2015 as the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan~~, which is hereby amended and restated effective as of May 14, 2015,~~ (the “2015 Plan”). This amendment and restatement is subject to ~~stockholder~~the approval of the Company’s stockholders, and shall ~~remain in~~have no effect ~~as provided~~ prior to that time.

The amendments made herein shall affect only Awards granted on or after the Effective Date (as hereinafter defined herein). Awards granted prior to the Effective Date shall be governed by the terms of the 2015 Plan (including any earlier amendment and restatement that is referred in the 2015 Plan) and Award Agreements as in ~~Section 19 below.~~ effect prior to the Effective Date. The terms of this Plan ~~is~~are not intended to ~~promote the interests of the Company and its shareholders by providing current and prospective directors, officers, employees, consultants and advisors of the Company and its Subsidiaries, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service~~affect the interpretation of the ~~Company. The Plan is designed to meet this intent by providing Eligible Persons (as defined below) with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company~~terms of the 2015 Plan as they existed prior to the Effective Date.

2.    Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a)    “Board” or “Board of Directors” means the Board of Directors of Chipotle.

(b)    “Business Combination” means a merger, consolidation, reorganization or similar transaction.

(c)    “Cause” means, when used in connection with the termination of a Participant’s employment with the Company, unless otherwise provided in the Participant’s award agreement with respect to an Incentive Award or effective employment agreement or other written agreement with respect to the termination of a Participant’s employment with the Company, the termination of the Participant’s employment with the Company on account of: (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is materially injurious to the Company; (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company; (iv) the Participant’s unauthorized removal from the premises of the Company of any document (in any medium or form) relating to the Company or the customers of the Company; or (v) the commission by the Participant of any felony or other serious crime involving moral turpitude. Any rights the Company may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of employment prior to a Change in Control, it is discovered that such Participant’s employment could have been terminated for Cause, the Participant’s employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	A-1

Appendix A (continued)

(d)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of one or more of the following events:

(i)    Any Person becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”), directly or indirectly, of twenty-five percent or more of the combined voting power of Voting Securities; provided, however that a Change in Control shall not be deemed to occur by reason of an acquisition of Voting Securities by the Company or by an employee benefit plan (or a trust forming a part thereof) maintained by the Company. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person becomes the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities (A) in connection with a Business Combination that is not a Change in Control pursuant to sub-clause (iii), below, or (B) as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities deemed to be outstanding, increases the proportional number of shares Beneficially Owned by such Person, provided, however, that if a Change in Control would have occurred (but for the operation of this proviso) as a result of the acquisition of Voting Securities by the Company and at any time after such acquisition such Person becomes the Beneficial Owner of any additional Voting Securities following which such Person is the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities, a Change in Control shall occur;

(ii)    The individuals who, as of March 16, 2011 are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however that if the election or appointment, or nomination for election by Chipotle’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, thereafter be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii)    The consummation of:

(A)    a Business Combination with or into the Company or in which securities of Chipotle are issued, unless such Business Combination is a Non-Control Transaction;

(B)    a complete liquidation or dissolution of the Company; or

(C)    the sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

For purposes of the Plan, a “Non-Control Transaction” is Business Combination involving the Company where:

(x)    the holders of Voting Securities immediately before such Business Combination own, directly or indirectly immediately following such Business Combination more than fifty percent of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or the corporation issuing its voting securities as part of, such Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Combination by reason of their prior ownership of Voting Securities;

(y)    the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Combination constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning a majority of the voting securities of the Surviving Corporation; and

(z)    no Person other than the Company or any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such Business Combination by the Company immediately following the time at which such transaction occurs, is a Beneficial Owner of twenty-five percent or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such Business Combination.

A-2	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

Appendix A (continued)

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Incentive Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in (i), (ii), or (iii) above with respect to such Incentive Award must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Section 409A of the Code. The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred for purposes of this Section ~~1~~2(d), and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(e)    “Chipotle” means Chipotle Mexican Grill, Inc., a Delaware corporation, and any successor thereto.

(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder~~.~~; provided, however, that references to “performance-based compensation” under Section 162(m) shall refer to the Internal Revenue Code of 1986 as in effect as of December 31, 2017, and all regulations, interpretations and administrative guidance issued thereunder.

(g)    “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(h)    “Common Stock” means Chipotle’s Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 9~~9~~ of the Plan.

(i)    “Company” means Chipotle and all of its Subsidiaries, collectively.

~~(a)    “Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.~~

(j)     “Consultant” means any consultant or advisor to the Company or any of its Subsidiaries who may be offered securities registrable on Form S-8 under the Securities Act or pursuant to Rule 701 of the Securities Act, or any other available exemption, as applicable.

~~(j)~~(k)    “Dividend Equivalent” means a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock. Dividend Equivalents may be granted based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Incentive Award is granted to a Participant and such date or dates as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. ~~In addition,~~Dividend Equivalents shall be subject to the same restrictions as the shares subject to the underlying Incentive Award. Dividend Equivalents with respect to an Incentive Award with performance-based vesting that are based on dividends paid prior to the vesting of such Incentive Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and such award vests. No Dividend Equivalent shall be payable with respect to any Incentive Award unless specified by the Committee in the agreement evidencing the Incentive Award. Dividend Equivalents shall not be issued in tandem with Options or stock appreciation rights.

(l)    ~~“Eligible Person” means any (i) individual employed by the Company or any of its Subsidiaries; (ii) director of the Company or any of its Subsidiaries; (iii) consultant or advisor to the Company or any of its Subsidiaries who may be offered securities registrable on Form S-8 under the Securities Act or pursuant to Rule 701 of the Securities Act, or any other available exemption, as applicable; or (iv) prospective employees, directors, officers, consultants or advisors~~“Effective Date” means May 22, 2018, subject to shareholder approval at the Company’s 2018 annual shareholders’ meeting (or any adjournment thereof).

(m)     “Eligible Person” means any (i) Employee; (ii) Non-Employee Director or (iii) Consultant; including persons who have accepted offers of employment or consultancy from the Company or its Subsidiaries (and would satisfy the provisions of clauses (i) through (iii) above once such person begins employment with or providing services to the Company or its Subsidiaries).

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Appendix A (continued)

~~(k)~~(n)     “Employee” means an individual who is on the payroll of the Company or one of its Subsidiaries, and is classified on the employer’s human resource payroll system as a regular full-time or regular part-time employee.

~~(l)~~(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

~~(m)~~(p)    “Fair Market Value” or “FMV” means, as of any date, the value of a share of Common Stock as determined by the Committee, in its discretion, subject to the following:

(i) If, on such date, Common Stock is listed on the New York Stock Exchange (“NYSE”) (or such other national securities exchange as may at the time be the principal market for the Common Stock), then: the Fair Market Value of a share shall be the closing price of a share of Common Stock as quoted on such exchange, as reported in The Wall Street Journal or such other source as the Company deems reliable (or, if no such closing price is reported, the closing price on the last preceding date on which a sale of Common Stock occurred); provided, however, that the Committee may, in its discretion, determine the Fair Market Value of a share of Common Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Common Stock on such date or the preceding trading day, the actual sale price of a Share, any other reasonable basis using actual transactions involving shares of Common Stock as reported on an established U.S. national or regional securities exchange, or on any other basis consistent with the requirements of Section 409A of the Code.

(ii) If the Common Stock is not then listed and traded on the NYSE or other national securities exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a share of Common Stock on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.

(iii) The Committee may vary in its discretion the method of determining Fair Market Value as provided in this Section for purposes of different provisions under the Plan. The Committee may delegate its authority to establish Fair Market Value for purposes of determining whether sufficient consideration has been paid to exercise Options or SARs or for purposes of any other transactions involving outstanding Incentive Awards.

~~(n)~~(q)    “Full Value Award” means any Incentive Award other than an Option or stock appreciation right.

~~(o)~~(r)    “Good Reason” means, unless otherwise provided in any award agreement entered between the Company and the Participant with respect to an Incentive Award or effective employment agreement or other written agreement between the Participant and the Company with respect to the termination of a Participant’s employment with the Company, the Participant’s termination of employment on account of: (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) a decrease in a Participant’s base salary, bonus opportunity or benefits other than a decrease in bonus opportunity or benefits that applies to all employees of the Company otherwise eligible to participate in the affected plan or (iii) a relocation of a Participant’s primary work location more than 30 miles from the Participant’s work location on the date of grant of a Participant’s Incentive Awards under the Plan, without the Participant’s prior written consent; provided that, within thirty days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

~~(p)~~(s)    “Incentive Award” means an Option or Other Stock-Based Award granted to a Participant pursuant to the terms of the Plan.

(t)    “Non-Employee Director” means a member of the Board of Directors who is not an Employee.

~~(q)~~(u)    “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Section 6~~6.~~.

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Appendix A (continued)

~~(r)~~(v)    “Other Stock-Based Award” means an equity or equity-related award granted to a Participant pursuant to Section 7~~7.~~.

~~(s)~~(w)    “Participant” means ~~a Director, consultant, advisor or employee of the Company~~an Eligible Person who ~~is eligible to participate in the Plan and to whom one or more Incentive Awards have~~has been granted an Incentive Award pursuant to the Plan and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

~~(t)~~(x)    “Performance-Based Compensation” means any ~~Full Value Award designated by the Committee as Performance-Based Compensation under~~Incentive Award that is granted subject to Section 8 of the Plan.

~~(u)~~(y)    “Performance ~~Goals” mean, for a Performance Period,~~ Goal” means the level of performance with respect to one or more ~~goals established by the Committee for the Performance Period based upon the~~ Performance Measures~~.~~ that must be achieved during a Performance Period to earn a payment under an Incentive Award structured as Performance-Based Compensation.

~~(v)~~(z)    “Performance Measures” means ~~such~~the measures ~~as are~~ described in Section 8 ~~on which~~that may be used as part of a Performance ~~Goals are based in order to qualify certain awards granted hereunder as~~Goal when granting Performance-Based Compensation.

~~(w)~~(aa)    “Performance Period” means the period of time during which the Performance Goals must be met in order to determine the degree of payout and/or vesting with respect to ~~a Full Value Award that is intended to qualify as~~ Performance-Based Compensation.

~~(x)~~(bb)    “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

~~(y)~~(cc)    “Plan” means this Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, as it may be amended from time to time.

~~(z)~~(dd)    “Qualifying Termination” means a Participant’s termination of employment by the Company Without Cause or for Good Reason, in either case during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control.

~~(aa)~~(ee)    “Securities Act” means the Securities Act of 1933, as amended.

~~(bb)~~(ff)    “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

~~(cc)~~(gg)    “Voting Securities” means, at any time, Chipotle’s then outstanding voting securities.

~~(dd)~~(hh)    “Without Cause” means a termination of a Participant’s employment with the Company other than: (i) a termination of employment by the Company for Cause, (ii) a termination of employment as a result of the Participant’s death or Disability or (iii) a termination of employment by the Participant for any reason.

(ii)     “2015 Plan” means the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan as in effect prior to the Effective Date.

3.    Stock Subject to the Plan

(a)    In General

Subject to adjustment as provided in Section 9 and the following provisions of this Section 3, the maximum number of shares of Common Stock that may be issued pursuant to Incentive Awards granted under the Plan shall be increased from

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Appendix A (continued)

~~3,360,000 to~~ 5,560,000 to 6,830,000 shares of Common Stock in the aggregate~~, of which 960,000 shares of Common Stock were available for issuance but were not issued under the Company’s Amended and Restated 2006 Stock Incentive Plan~~. Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 3,000,000 shares of Common Stock, subject to adjustment as provided in Section 9 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be ~~either~~ authorized and unissued shares ~~or~~ , authorized and issued shares held in the Company’s treasury ~~shares, or both~~or otherwise acquired for purposes of the Plan, at the discretion of the Committee. Any shares of Common Stock subject to Options or stock appreciation rights shall be counted against the maximum share limitation of this Section 3(a) as one share of Common Stock for every share of Common Stock subject thereto. Any shares of Common Stock subject to Full Value Awards shall be counted against the maximum share limitation of this Section 3(a) as two shares of Common Stock for every share of Common Stock subject thereto. No further Incentive Awards shall be granted subject to the terms of the 2015 Plan.

~~For purposes of the preceding paragraph, shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan.~~Any shares of Common Stock related to Incentive Awards, whether granted under this Plan or the 2015 Plan, that at any time on or after the Effective Date, terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares (including but not limited to settlement of an Incentive Award at less than the target number of shares), are settled in cash in lieu of shares of Common Stock, or are exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for Incentive Awards not involving shares of Common Stock, shall be available again for grant under this Plan. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual or any successor provision) shall not count as used under the Plan for purposes of this Section 3. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Incentive Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or stock appreciation right, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to ~~an~~any outstanding Incentive Award, or (iii) shares of Common Stock reacquired by the Company with the amount received upon exercise of an Option.

Subject to adjustment as provided in Section 9, the maximum number of shares of Common Stock subject to Incentive Awards which may be granted under the Plan to any single Participant in any fiscal year of the Company shall not exceed 700,000 shares per fiscal year, all of which may be granted in the form of incentive stock options under Section 422 of the Code.

(b)    Prohibition on Substitutions and Repricings

Except as provided in this Section 3(b)~~3(b)~~ in no event shall any new Incentive Awards be issued in substitution for outstanding Incentive Awards previously granted to Participants, nor shall any repricing (within the meaning of US generally accepted accounting practices or any applicable stock exchange rule) of Incentive Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the shareholders of the Company expressly approve such substitution or repricing. Notwithstanding the foregoing, the Committee may authorize the issuance of Incentive Awards in substitution for outstanding Full Value Awards, provided such substituted Incentive Awards are for a number of shares of Common Stock no greater than the number included in the original award, have an exercise price or base price (if applicable) at least as great as the exercise price or base price of the substituted award, and the effect of the substitution is (A) solely to add restrictions (such as performance conditions) to the award or (B) to provide a benefit to the Company (and not the Participant) (which, for the avoidance of doubt, shall include substitutions performed for the purpose of permitting the Incentive Awards to qualify as “performance based compensation” for purposes of Section 162(m) of the Code).

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Appendix A (continued)

4.    Administration of the Plan; Certain Restrictions on Incentive Awards

The Plan shall be administered by a Committee of the Board of Directors designated by the Board of Directors consisting of two or more persons, at least two of whom qualify as ~~non-employee directors~~Non-Employee Directors (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act~~), and as “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3~~) and as “independent” within the meaning of the rules of any applicable stock exchange or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those ~~employees and non-employee directors~~Eligible Persons who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Company’s shares are traded, the Committee may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that no such delegation may be made that would cause any Incentive Awards or other transactions under the Plan to fail to or cease to be exempt from Section 16(b) of the Exchange Act~~, or cause an Incentive Award designated as Performance-Based Compensation not to qualify for, or to cease to qualify for, any exemption from non-deductibility under Section 162(m) of the Code.~~. Any such allocation or delegation may be revoked by the Committee at any time.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate (including without limitation the adoption or amendment of rules or regulations applicable to the grant, vesting or exercise of Incentive Awards issued to employees located outside the United States). Without limiting the generality of the foregoing, ~~(i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and (ii)~~ the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee specifically determines otherwise in writing. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment with or services as a Director of the Company during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award (iv) provide for the payment of dividends or Dividend Equivalents with respect to any such Incentive Award; or (v) otherwise amend an outstanding Incentive Award in whole or in part from time-to-time as the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform the Incentive Award to, or otherwise satisfy any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively and without the approval or consent of the Participant to the extent permitted by applicable law; provided, that the Committee shall not have any such authority to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code.

~~Notwithstanding anything herein to the contrary, in no event shall a Full Value Award not subject to performance-based conditions have a vesting schedule resulting in such Full Value Award vesting in full prior to the third anniversary of the grant date, provided, however, that this restriction will be inapplicable to awards representing no more than 5% of the total shares of Common Stock authorized for issuance under the Plan. For purposes of clarity, this restriction will not prohibit any Full Value Award from (i) having partial vesting dates prior to the third anniversary of the grant date in accordance with a proportionate vesting schedule determined at the discretion of the Committee, so long as such award does not vest in full prior to the third anniversary of the grant date, or (ii) having provisions for acceleration of the vesting date within the limitations set forth in the following paragraph.~~

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Appendix A (continued)

Except with respect to a maximum of five percent (5%) of the shares of Common Stock authorized under Section  3(a) as of the Effective Date, as may be adjusted under Section 9, any equity-based Incentive Award that vests on the basis of the Participant’s continued employment with or provision of service to the Company shall not provide for vesting before the first (1st) anniversary of the Grant Date.

Also notwithstanding anything herein to the contrary, in no event shall any Incentive Award provide for acceleration of the vesting date of such award other than in connection with the death, disability or retirement of the Participant holding such Incentive Award or a Change in Control, provided, however, that this restriction will be inapplicable to awards representing no more than 5% of the total shares of Common Stock authorized for issuance under the Plan.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Chipotle shall indemnify and hold harmless each member of the Committee and each other Director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.    Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those ~~employees, consultants and advisors of the Company and Directors~~Eligible Persons whom the Committee shall select from time to time. All Incentive Awards granted under the Plan shall be evidenced by a separate written agreement entered into by the Company and the recipient of such Incentive Award.

6.    Options

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a)    Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted. The agreement evidencing the award of each Option shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as not an incentive stock option.

(b)    Term and Exercise of Options

(1)    Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted (including without limitation in accordance with terms and conditions relating to the vesting or exercisability of an Option set forth in any employment, severance, change in control or similar agreement entered into by the Company with a Participant on or after the date of grant) and subject to the restrictions set forth in Section 4; provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option. ~~In addition, except as otherwise determined by the Committee at or after the time of grant, unless an Option becomes vested or exercisable pursuant to Sections or hereof, an Option may not become vested or exercisable in whole or in part during the twelve-month period commencing with the date on which the Option was granted.~~

(2)    Each Option may be exercised in whole or in part; provided, however that the Committee (or its delegatee) may impose a minimum size for a partial exercise of an Option in its discretion from time to time. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

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Appendix A (continued)

(3)    An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise. With respect to any Participant who is a member of the Board or an officer (as defined under SEC Rule 16a-1), a tender of shares of Common Stock or, a cashless or net exercise shall be a subsequent transaction approved as part of the original grant of an Option for purposes of the exemption under Rule 16b-3 of the Exchange Act.

(4)    Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Options to be pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine, except that Options may not be sold for consideration or transferred for value (provided further that donative transfers described in Section A.1.(a)(5) of the general instructions to Form S-8 shall not be deemed transfers for value for purposes of this section).

(5)    If the exercise of the Option following the termination of the Participant’s employment or service (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or any other requirements of applicable law, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option and (ii) the expiration of a period of 30 days after the termination of the Participant’s employment or service during which the exercise of the Option would not be in violation of such registration requirements or other applicable requirements.

(6)    Notwithstanding the foregoing, the Committee may, in its sole discretion, implement a provision in existing and future grants of Options and stock appreciation rights providing that if, on the last day that an Option or stock appreciation right may be exercised, the Participant has not then exercised such Option, such Option shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment to such Participant after applying minimum required tax withholding. The Committee may delegate this authority to one or more of the Company’s officers, who may implement this provision by including it in grant agreements or including it in the Plan’s administrative rules, provided that such officers may not implement it in Incentive Awards to persons ~~(i)~~ who are Non-Employee Directors or executive officers otherwise subject to reporting obligations under Section 16 of the Exchange Act ~~or (ii) who are, or are reasonably expected to be, individuals the deductibility of whose compensation is limited by Section 162(m) of the Code~~.

(c)    Effect of Termination of Employment or other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a ~~director~~Non-Employee Director or other relationship between the Company and the Participant holding the Option, subject to the restrictions set forth in Section 4, provided, however, that except as expressly provided to the contrary in the agreement evidencing the award of a particular Option, where continued vesting or exercisability of an Option terminates in connection with the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Option, to continue so long as Participant serves as either an employee of the Company or as a member of the Board. Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board following such termination.

(d)    Effect of Qualifying Termination

If a Participant experiences a Qualifying Termination or a Non-Employee Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Option outstanding immediately prior to such Qualifying Termination or termination of a Non-Employee Director’s service shall become fully and immediately vested and exercisable as of such Qualifying Termination or termination of a Non-Employee Director’s service and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Option.

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Appendix A (continued)

(e)    Special Rules for Incentive Stock Options

(1)    The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary” as such term is defined in Section 424 of the Code of Chipotle) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations) (“Regulations”), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such Regulations (and authority), or in the event such Regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.

(2)    No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Chipotle or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

7.    Other Stock-Based Awards

(a)    Authorization of Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may, subject to the restrictions set forth in Section 4 (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of cash-settled stock appreciation rights, stock-settled stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States~~, and (v) be designed to qualify as Performance-Based Compensation~~. Notwithstanding the foregoing, any Other Stock-Based Award that is a stock appreciation right (i) shall have a base price of not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such stock appreciation right is granted, (ii) shall not have an expiration date greater than ten years from the date on which such stock appreciation right is granted and (iii) shall be subject to deemed exercise rule under Section 6(b)(6) using a settlement method similar to a net exercise for an Option.

(b)    Effect of Qualifying Termination; Other Termination Provisions

Except as may be expressly provided to the contrary by the Committee in an agreement evidencing the grant of an Other Stock-Based Award or any employment, severance, change in control or similar agreement entered into with a Participant, if a Participant experiences a Qualifying Termination or a Non-Employee Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Other Stock-Based Award outstanding immediately prior to such Qualifying Termination or termination of Non-Employee Director’s service shall become fully and immediately vested and, if applicable, exercisable as of such Qualifying Termination or termination and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Other Stock-Based Award.

Furthermore, except as expressly provided to the contrary in the agreement evidencing the award of a particular Other Stock-Based Award, where continued vesting or exercisability of an Other Stock-Based Award terminates in connection with

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Appendix A (continued)

the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Other Stock-Based Award, to continue so long as Participant serves as either an employee of the Company or as a member of the Board. Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board following such termination.

8.    Incentive Awards Subject to Performance ~~Measures~~Goals

~~(b)    Performance Measures~~

The Committee shall have the authority~~, at the time of~~ to grant ~~of any Full Value Award, to designate it as a~~Incentive Awards subject to the provisions of this Section 8 (collectively, “Performance-Based Compensation”). Performance-Based Compensation ~~intended to qualify~~subject to this Section 8 may, but is not required, to be granted as “performance-based compensation” under Section 162(m) of the Code. ~~Notwithstanding anything to the contrary in the Plan, the Committee shall not be obligated to grant any Incentive Award in the form of “performance-based compensation” under Section 162(m) of the Code.~~

The Performance Measures that ~~will~~may be used to establish Performance Goals shall be based on attaining specific levels of performance (either alone or in any combination, and may be expressed with respect to the Company (and/or one or more of its Subsidiaries, divisions or operating units or groups or any combination of the foregoing), and may include any of the following as the Committee may determine: revenue growth; cash flow; cash flow from operations; net income; net income before equity compensation expense; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; capital expenditures; income from operations; income from operations excluding non-cash related entries; income from operations excluding non-cash adjustments; income from operations before equity compensation expenses; income from operations excluding equity compensation expense and lease expense; operating cash flow from operations; income before income taxes; gross or operating margin; restaurant-level operating margin; profit margin; assets; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on revenue; net or gross revenue; comparable restaurant sales; new restaurant openings; market share; economic value added; cost of capital; expense reduction levels; safety record; stock price; productivity; customer satisfaction; employee satisfaction; ~~and~~ total shareholder return or any other financial or operational criteria that the Committee determines in its sole discretion to be appropriate. For any Plan Year, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures.

~~In~~To the ~~event~~extent that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining stockholder approval. The Committee is authorized at any time during the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the Performance-Based Compensation granted to any Participant for such Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) events of an “unusual nature” or of a type that indicates “infrequency of occurrence”, both as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company’s fiscal year. For the avoidance of doubt, the Committee may elect to exercise its authority to adjust an Incentive Award as described in this paragraph solely under the terms and conditions as set forth in the Incentive Award.

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Appendix A (continued)

Performance Periods may be ~~equal~~of any length. Awards intended to ~~or longer than, but not less than, one fiscal year of the Company and may~~qualify as “performance-based compensation” under Section 162(m) shall be ~~overlapping. Within 90 days after the beginning of a Performance Period, and in any case~~granted before twenty-five (25~~%~~%) of the Performance Period has elapsed, ~~the~~but in no event later the 90th day after commencement of the Performance Period. The Committee shall establish (a) Performance Goals for such Performance Period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

To the extent determined by the Committee at the time the Performance Measures are established, the measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, ~~and~~ the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto~~.~~, and any other events or circumstances that may render the Performance Goals unsuitable. To the extent determined by the Committee at the time the Performance Measures are established, any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its discretion, deems appropriate.

Nothing in this Section 8~~8~~ is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

~~(a)    Committee Discretion~~

~~In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have discretion to make such changes without obtaining shareholder approval.~~

9.    Adjustment Upon Changes in Common Stock

(a)    Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be equitably adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock with respect to which Incentive Awards may be granted as the Committee may deem appropriate.

(b)    Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of Chipotle, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company or the payment of an extraordinary cash dividend, the number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award shall be adjusted as necessary to prevent the enlargement or dilution of rights under such Incentive Award.

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Appendix A (continued)

(c)    Certain Mergers

Subject to any required action by the shareholders of Chipotle, in the event that Chipotle shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall adjust each Incentive Award outstanding on the date of such merger or consolidation to the extent deemed appropriate by the Committee so that it pertains to and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.

(d)    Certain Other Transactions

In the event of (i) a dissolution or liquidation of Chipotle, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a Business Combination in which Chipotle is not the surviving corporation, (iv) a Business Combination in which Chipotle is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or (v) a Business Combination that is a Change in Control, the Committee shall, in its discretion, have the power to:

(i)    cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award equal to the value, as determined by the Committee in its discretion, of such Incentive Award, provided that with respect to any outstanding Option or stock appreciation right such value shall be equal to the excess of (A) the value, as determined by the Committee in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price (with respect to an Option) or the base price (with respect to a stock appreciation right);

(ii)    provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an incentive award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its discretion in the exercise price of the incentive award, or the number of shares or amount of property subject to the incentive award or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award; or

(iii)    a combination of the foregoing, which may vary among Participants.

(e)    Other Changes

In the event of any change in the capitalization of Chipotle or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may, in its discretion, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.

(f)    No Other Rights

Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Chipotle or any other corporation. Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no issuance by Chipotle of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to any Incentive Award.

(g)    Code Section 409A

(i)    To the extent applicable and notwithstanding any other provision of the Plan, the Company intends to administer, operate and interpret the Plan and all Incentive Awards granted thereunder in a manner that complies with

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Appendix A (continued)

Code Section 409A, however, the Company and its Subsidiaries (including their respective employees, officers, directors or agents) shall not have any liability to any Participant (or any other person) that is related to a Section 409A violation, nor will the Company indemnify or otherwise reimburse Participant (or any other person) for any liability incurred as a result of a violation of Code Section 409A.

(ii)    Notwithstanding any provision in Section 14 of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amount, the Company may (A) adopt such amendments to the Plan and related agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and awards hereunder and/or (B) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code. No action shall be taken under this Plan which shall cause an award to fail to comply with Section 409A of the Code, to the extent applicable to such Award.

(iii)    With respect to any Incentive Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Incentive Award granted under the Plan are designated as separate payments.

(iv)    Notwithstanding any payment provision in the Plan or an agreement evidencing an Incentive Award to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Incentive Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum, without interest, on the earliest date permitted under Section 409A of the Code that is also a business day.

10.    Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 9 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued. Notwithstanding any other provisions of this Section 10, dividends shall be subject to the same restrictions, including but not limited to meeting vesting requirements and achieving applicable Performance Goals, as the underlying Incentive Award or such other restrictions as the Committee may determine.

11.    No Special Employment Rights; No Right to Incentive Award

(a)    Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b)    No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

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Appendix A (continued)

12.    Securities Matters

(a)    Chipotle shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Chipotle shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Chipotle is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b)    The exercise of any Option granted hereunder shall only be effective at such time as counsel to Chipotle shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Chipotle may, in its discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws or the rules or regulations of any exchange on which the Shares are then listed for trading. Chipotle shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

13.    Withholding Taxes

(a)    Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, Chipotle shall have the right to require the Participant to remit to Chipotle in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Incentive Award in cash, Chipotle shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

(b)    Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to Chipotle a number of shares of Common Stock (subject to any minimum holding period as the Committee may determine) having a fair market value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 13(a) hereof, if any.

(c)    Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, Chipotle shall withhold ~~a~~such number of ~~such~~ shares ~~having a fair market value at the exercise date determined~~elected by the ~~Committee to be sufficient to satisfy the minimum~~Participant not in excess of the maximum amount required for federal, state and local tax withholding ~~tax requirements, if any,~~ attributable to such exercise, grant or vesting ~~but not greater than such minimum withholding obligations.~~ . Such election shall satisfy the Participant’s obligations under Section 13(a) hereof, if any.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT	A-15

Appendix A (continued)

(d)    Section 16 Approval

With respect to any Participant who is a member of the Board of Directors or an officer (as defined under SEC Rule 16a-1), a withholding or tender of shares of Common Stock shall be a subsequent transaction approved as part of the Incentive Award for purposes of the exemption under Rule 16b-3 of the Exchange Act.

14.    Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent any applicable law, regulation or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No provision of this Section 14 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

15.    No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

16.    Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind Chipotle unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

17.    Expenses and Receipts

The expenses of the Plan shall be paid by Chipotle. Any proceeds received by Chipotle in connection with any Incentive Award will be used for general corporate purposes.

18.    Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

19.    Duration of Plan

Effective with this amendment and restatement of the Plan, unless sooner terminated as provided herein, the Plan shall terminate on ~~March 16, 2021~~ May 22, 2023. After the Plan is terminated, no new Incentive Awards may be granted but Incentive Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

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Appendix A (continued)

20.    Company Recoupment of Incentive Awards

The rights contained in this Plan shall be subject to (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the recovery of “incentive-based compensation” under Section 10D of the Exchange Act, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) or other applicable law. The Committee may determine, as late as the time of such recoupment or recovery, regardless of whether such method is stated in the Incentive Award agreement, whether the Company shall effect any such recoupment or recovery: (i) by seeking repayment from the Participant; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, (iv) by holdback or escrow (before or after taxation) of part or all the Common Stock, payment or property received upon exercise or satisfaction of an Incentive Award or (v) by any combination of the foregoing.

21.    International Participants.

With respect to Participants who reside or work outside of the United States of America and subject to Section 8~~8~~ above, the Committee may in its sole discretion grant Incentive Awards on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions and/or to obtain more favorable tax or other treatment for a Participant, the Company or its Subsidiaries. For avoidance of doubt, the Committee may delegate its authority under this Section 21 with respect to any Participant; provided, however that only the Committee (or a subcommittee) thereof shall be authorized to grant Incentive Awards or otherwise provide additional benefits to a member of the Board of Directors or officer (as defined under SEC Rule 16a-1).

22.    Provisions Relating to Termination of Consultants and Non-Employee Directors.

To the extent that an Incentive Award is made to a Non-Employee Director or Consultant, the provisions of the Plan relating to termination of employment shall be deemed to refer to the termination of such individual’s service with the Company or a Subsidiary.

23.     Certain Terminations of Employment, Hardship and Approved Leave of Absence.

Notwithstanding any other provision of this Plan to the contrary, in the event of a Participant’s termination of employment (including by reason of death, disability or retirement) or in the event of hardship or other special circumstances, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan. The Committee shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled during any leave of absence, paid or unpaid; provided however, that in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to the Award to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Any actions taken by the Committee shall be taken consistent with the requirements of Section 409A of the Code.

24.    Tolling of Exercisability of Options and Stock Appreciation Rights.

In the event a Participant is prevented from exercising an Option or stock appreciation right or the Company is unable to settle an Incentive Award due to either any trading restrictions applicable to the Company’s shares of Common Stock,

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Appendix A (continued)

the Participant’s physical infirmity or administrative error by the Company relied upon and not caused by the Participant, then unless otherwise determined by the Committee, the length of time applicable to any such restriction, condition or event shall toll any exercise period (i) until such restriction lapses, (ii) until the Participant (or his representative) is able to exercise the Incentive Award or (iii) until such error is corrected, as applicable.

25.     No Duty to Inform Regarding Exercise Rights.

Neither the Company, its Subsidiaries, the Committee nor the Board of Directors shall have any duty to inform a Participant of the pending expiration of the period in which a stock appreciation right may be exercised or in which an Option may be exercised.

26.    No Constraint on Corporate Action.

Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

27.    Effect of Disposition of Facility or Operating Unit.

If the Company or any of its Subsidiaries closes or disposes of the facility at which a Participant is located or the Company or any of its Subsidiaries diminish or eliminate ownership interests in any operating unit of the Company or any of its Subsidiaries so that such operating unit ceases to be majority owned by the Company or any of its Subsidiaries then, with respect to Incentive Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Section 409A (if applicable), take any of the actions described in Section 9 with respect to a Change in Control. If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the Participant shall be deemed to have terminated his or her employment with the Company and its Subsidiaries and the terms and conditions of the award agreement and the other terms and conditions of this Plan shall control.

28.    Limitations Period.

Any person who believes he or she is being denied any benefit or right under this Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to this Plan or an Incentive Award granted hereunder may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred. The venue for any lawsuit relating to this Plan or an Incentive Award shall be Wilmington, Delaware.

A-18	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2018 PROXY STATEMENT

CHIPOTLE MEXICAN GRILL, INC. 1401 WYNKOOP ST, STE 500 DENVER, CO 80202	VOTE BY INTERNET - www.proxyvote.com
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CHIPOTLE MEXICAN GRILL, INC.		For All	Against All	For All Except	To vote “AGAINST” any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Nine Directors	☐	☐	☐
Nominees:
01) Al Baldocchi 06) Kimbal Musk
02) Paul Cappuccio 07) Ali Namvar
03) Steve Ells 08) Brian Niccol
04) Neil Flanzraich 09) Matthew Paull
05) Robin Hickenlooper

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	An advisory vote to approve the compensation of our executive officers as disclosed in the proxy statement (“say-on-pay”).						☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.						☐	☐	☐
4.

Approval of the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan to authorize the issuance of an additional 1,270,000 shares of common stock under the plan and make other changes to the terms of the plan.

							☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:
5.	A shareholder proposal, if properly presented at the meeting, requesting that the Board of Directors undertake steps to permit shareholder action by written consent without a meeting.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Proxy Statement and Annual Report are available at www.proxyvote.com.

E37491-P03182

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 22, 2018

The shareholder(s), revoking all prior proxies, hereby appoint(s) Steve Ells, Brian Niccol and Jack Hartung, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Mountain Time, on May 22, 2018, at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado 80202, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE